Prepared by, and after recording return
to:
J. Lindsay Stradley, Jr.
Epstein Becker & Green, P.C.
945 East Paces Ferry Road, Suite 2700
Atlanta, Georgia 30326

DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE
FILING

BRAEMAR HOUSING LIMITED PARTNERSHIP,
an Ohio limited partnership,
Borrower,

having an office at
3103 Camden Drive
Troy, Michigan 48084

To

J. LINDSAY STRADLEY, JR.,
Trustee

for the benefit of
TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY,
an Iowa corporation,
Lender,

having an office
c/o AEGON USA Realty Advisors, Inc.
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-5443

[COLLATERAL IS OR INCLUDES FIXTURES]
Loan Amount: $10,000,000.00
Premises: Residences at Braemar, Mecklenburg County, Charlotte, North Carolina

Deed of Trust, Security Agreement and Fixture Filing

This Deed of Trust Security Agreement and Fixture Filing (this “Deed of Trust”) is made and given as of the 25th day of May, 2005, by BRAEMAR HOUSING LIMITED PARTNERSHIP, an Ohio limited partnership, as Grantor, whose address is 3103 Camden Drive, Troy, Michigan 48084 (the “Borrower”), to J. LINDSAY STRADLEY, JR., as Trustee, whose address is 945 East Paces Ferry Road, Suite 2700, Atlanta, Georgia 30326-1380 (together with his successors and assigns, the “Trustee”), for the benefit of TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, an Iowa corporation, as Beneficiary, having an office c/o AEGON USA Realty Advisors, Inc., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-5443 (the “Lender”). The definitions of capitalized terms used in this Deed of Trust may be found either in Section 3 below, through the cross-references provided in that Section, or in Section 22 below.

1. RECITALS

A.	Under the terms of a Revised Loan Application/Commitment dated March 16, 2005, as amended (the Commitment”), AEGON USA Realty Advisors, Inc. (“AEGON”), as agent for the Lender, agreed to fund a loan in an original principal amount to be determined in accordance with procedures described in the Commitment (the “Loan”).

B.	The Lender has funded the Loan in the principal amount of $10,000,000 in accordance with the Commitment, and to evidence the Loan, the Borrower has executed and delivered to the Lender a certain Secured Promissory Note, of even date, in the amount of $10,000,000, with a maturity and final payment date of June 1,2015.

C.	The Commitment requires that the Loan be secured by all of the Borrower’s existing and after-acquired interest in certain real property and by certain tangible and intangible personal property.

2. GRANTING CLAUSE

To secure the repayment of the Indebtedness, any increases, modifications, renewals or extensions of the Indebtedness, and any substitutions for the Indebtedness, as well as the performance of the Borrower’s other Obligations, and in consideration of the sum of ten dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower grants, bargains, warrants, conveys, alienates, releases, Assigns, sets over and confirms to the Trustee, in trust with the power of sale for the benefit of the Lender and to his successors and assigns forever, all of the Borrower’s existing and after-acquired interests in the Real Property, TO HAVE AND TO HOLD the Real Property and all parts, rights, members and appurtenances thereof, to the use, benefit and behalf of the Lender and its successors and assigns, IN FEE SIMPLE forever.

3. DEFINED TERMS

The following defined terms are used in this Deed of Trust. For ease of reference, terms relating primarily to the Security Agreement are defined in Subsection 22.1.

"Absolute Assignment of Leases and Rents” means the Loan Document bearing this heading.

"Appurtenances” means all rights, estates, titles, interests, privileges, easements, tenements, hereditaments, titles, royalties, reversions, remainders and other interests, whether presently held by the Borrower or acquired in the future, that may be conveyed as interests in the Land under the laws of North Carolina. Appurtenances include the Easements and the Assigned Rights.

"Assigned Rights” means all of the Borrower’s rights, easements, privileges, tenements, hereditaments, contracts, claims, licenses or other interests, whether presently existing or arising in the future. The Assigned Rights include all of the Borrower’s rights in and to:

(a) any greater estate in the Real Property;

(b)	insurance policies required to be carried hereunder, including the right to negotiate claims and to receive Insurance Proceeds and unearned insurance premiums (except as expressly provided in Subsection 8.1);

(c)	Condemnation Proceeds, provided that the award does not reduce, directly or indirectly, the award to the owner of the Real Property;

(d)	licenses and agreements permitting the use of sources of groundwater or water utilities, septic leach fields, railroad sidings, sewer lines, or means of ingress and egress;

(e) drainage over other property;

(f) air space above the Land;

(g) mineral rights;

(h) party walls;

(i) vaults and their usage;

(j) franchises;

(k)	commercial tort claims that arise during the Loan term in respect of damages to the Real Property or to its operations, in respect of any impairment to the value of the Real Property, or in respect of the collection of any Rents;

(l) construction contracts;

(m) roof and equipment guarantees and warranties;

(n) building and development licenses and permits;

(o)	tax credits or other governmental entitlements, credits or rights, whether or not vested;

(p) licenses and applications (whether or not yet approved or issued);

(q) rights under management and service contracts;

(r) leases of Fixtures; and

(s)	trade names, trademarks, trade styles, service marks, copyrights, and agreements with architects, environmental consultants, property tax consultants, engineers, and any other third-party contractors whose services benefit the Real Property.

"Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended, 11U.S.C. Sections 101 et seq., and the regulations promulgated pursuant to those statutes.

"Business Day” means any day when state and federal banks are open for business in Cedar Rapids, Iowa.

"Carveout Guarantee and Indemnity” means that certain “Carveout Guarantee and Indemnity Agreement” entered into by the Carveout Obligors on the date of this Deed of Trust.

"Carveout Obligations” means those obligations described in Section 21.

"Carveout Obligors” means Phillip I. Levin, Joseph J. Recchie, Bradley J. Schram, and Norman A. Pappas. Any other person who expressly assumes liability for the Carveout Obligations during the term of the Loan shall become a “Carveout Obligor” for purposes of this Deed of Trust.

"Carvwuts” means those matters from which Carveout Obligations may arise, which are described in Section 21.

"Condemnation Proceeds” means all money or other property that has been, or is in the future, awarded or agreed to be paid or given in connection with any taking by eminent domain of all or any part of the Real Property (including a taking through the vacation of any street dedication or through a change of grade of such a street), either permanent or temporary, or in connection with any purchase in lieu of such a taking, or as a part of any related settlement, except for the right to condemnation proceeds awarded to the tenant in a separate proceeding in respect of the lost value of the tenant’s leasehold interest, provided that the award does not reduce, directly or indirectly, the award to the owner of the Real Property.

"Curable Nonmonetarv Default” means any of the acts, omissions, or circumstances specified in Subsection 10.3 below.

"Default” means any of the acts, omissions, or circumstances specified in Section 10 below.

"Default Rate” means the rate of interest specified as the “Default Rate” in the Note.

"Development Agreements” means all development, utility or similar agreements included in the Permitted Encumbrances.

"Easements” means the Borrower’s existing and future interests in and to the declarations, easements, covenants, and restrictions appurtenant to the Land.

"Environmental Indemnity Agreement” means the Loan Document bearing that heading.

"Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (0 indoor air quality; or (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. $7401 et seq., the Toxic Substances Control Act, 15 U.S.C. $2601 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“ESA” means the written environmental site assessment of the Real Property obtained under the terms of the Commitment.

"Escrow Expenses” means those expenses in respect of real and personal property taxes and assessments, Insurance Premiums and such other Impositions as the Lender pays from time to time directly from the Escrow Fund using monies accumulated through the collection of Monthly Escrow Payments.

"Escrow Fund” means the funds deposited by Borrower with the Lender pursuant to Section 9 hereof, as reflected in the accounting entry maintained on the books of the Lender as funds available for the payment of Escrow Expenses under the terms of this Deed of Trust.

“Fixtures” means all materials, supplies, equipment, apparatus and other items now or hereafter attached to or installed on the Land and Improvements in a manner that causes them to become fixtures under the laws of North Carolina, including all built-in or attached furniture or appliances, elevators, escalators, heating, ventilating and air conditioning system components, emergency electrical generators and related fuel storage or delivery systems, septic system components, storm windows, doors, electrical equipment, plumbing, water conditioning, lighting, cleaning, snow removal, lawn, landscaping, irrigation, security, incinerating, fire-fighting, sprinkler or other fire safety equipment, bridge cranes or other installed materials handling equipment, satellite dishes or other telecommunication equipment, built-in video wnferencing equipment, sound systems or other audiovisual equipment, and cable television distribution systems. Fixtures do not include trade fixtures, office furniture and office equipment owned by tenants who are unrelated to the Borrower. Fixtures expressly include HVAC, mechanical, security and similar systems of general utility for the operation of the Improvements as leasable commercial real property.

"Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of North Carolina, Mecklenburg County, the City of Charlotte, and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

"Guarantors” means Phillip I. Levin, Joseph J. Recchie, Bradley J. Schram and Norman A. Pappas.

"Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health, including: (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance and (C) Stacchybotris chartarum or other molds. However, the term “Hazardous Substance” includes neither (A) a substance used in the cleaning and maintenance of the Real Property, if the quantity, storage and manner of its use are customary, prudent, and do not violate applicable law, nor (B) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.

"Impositions” means all real and personal property taxes levied against the Property; general or special assessments; ground rent; water, gas, sewer, vault, electric or other utility charges; common area charges; owners’ association dues or fees; fees for any easement, license or agreement maintained for the benefit of the Property; and any and all other taxes, levies, user fees, claims, charges and assessments whatsoever that at any time may be assessed, levied or imposed on the Property or upon its ownership, use, occupancy or enjoyment, and any related costs, interest or penalties. In addition, “Impositions” include all documentary, stamp or intangible personal property taxes that may become due in connection with the Indebtedness, including Indebtedness in respect of any future advance made by the Lender to the Borrower, or that are imposed on any of the Loan Documents.

"Improvements” means, to the extent of the Borrower’s existing and future interest, all buildings and improvements of any kind erected or placed on the Land now or in the future, including the Fixtures, together with all appurtenant rights, privileges, Easements, tenements, hereditaments, titles, reversions, remainders and other interests. “Indebtedness” means all sums that are owed or become due pursuant to the terms of the Note, this Deed of Trust, or any of the other Loan Documents or any other writing executed by the Borrower relating to the Loan, including scheduled principal payments, scheduled interest payments, default interest, late charges, prepayment premiums, accelerated or matured principal balances, advances, collection costs (including reasonable attorneys’ fees), reasonable attorneys’ fees and costs in enforcing or protecting the Note, this Deed of Trust, or any of the other Loan Documents in any probate, bankruptcy or other proceeding, receivership costs, fees and costs of the Trustee and all other financial obligations of the Borrower incurred in connection with the Loan transaction, provided, however, that this Deed of Trust shall not secure any Loan Document or any particular person’s liabilities or obligations under any Loan Document to the extent that such Loan Document expressly states that it or such particular person’s liabilities or obligations are unsecured by this Deed of Trust. Indebtedness shall also include any obligations under agreements executed and delivered by Borrower which specifically provide that such obligations are secured by this Deed of Trust.

"Insurance Premiums” means all premiums or other charges required to maintain in force any and all insurance policies that this Deed of Trust requires that the Borrower maintain.

"Insurance Proceeds” means (A) all proceeds of all insurance now or hereafter carried by or payable to the Borrower with respect to the Real Property, including with respect to the interruption of rents or income derived from the Property, all unearned insurance premiums and all related claims or demands, and (B) all Proceeds (as defined in Subsection 22.1).

“Land” means that certain tract of land located in Charlotte, Mecklenburg County, North Carolina, which is described on the attached Exhibit A, together with the Appurtenances.

“Leases” means all leases, subleases, licenses, concessions, extensions, renewals and other agreements (whether written or oral, and whether presently effective or made in the future) through which the Borrower grants any possessory interest in and to, or any right to occupy or use, all or any part of the Real Property, and any related guaranties.

’’Legal Control” means the power, either directly or indirectly, to exercise the authority of the owner of the Real Property, either as the majority shareholder of the common stock of a corporation, as the sole general partner of a limited partnership, as the managing general partner of a general partnership, or as the sole manager of a limited liability company, provided the entity exercising such authority cannot be divested of such authority without its consent, either directly or indirectly, except for cause.

"Legal Requirements” means all laws, statutes, rules, regulations, ordinances, judicial decisions, administrative decisions, building permits, development permits, certificates of occupancy, or other requirements of any Governmental Authority.

"Loan Documents” means all documents evidencing the Loan or delivered in connection with the Loan, whether entered into at the closing of the Loan or in the future.

"Maximum Permitted Rate” means the highest rate of interest permitted to be paid or collected by applicable law with respect to the Loan.

"Monthly Escrow Pavment” means the sum of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement, and the Monthly Reserve Requirement.

"Monthly Imposition Requirement” means one-twelfth (11 12th) of the annual amount that the Lender estimates will be required to permit the timely payment by the Lender of those Impositions that the Lender elects, from time to time, to include in the calculation of the Monthly Imposition Requirement. Such Impositions shall include real and personal property taxes and may include, at the Lender’s sole and absolute discretion any Impositions that the Borrower has failed to pay on a timely basis during the term of the Loan. The Lender shall base its estimate on the most recent information supplied by the Borrower concerning future Impositions. If the Borrower fails to supply such information or if it is unavailable at the time of estimation, the Lender shall estimate future Impositions using historical information and an annual inflation factor equal to the lesser of five percent (5%) and the maximum inflation factor permitted by law.

"Monthly Insurance Premium Reauirement” means one-twelfth (1112th) of the annual amount that the Lender estimates (based on available historical data and using, if future Insurance Premiums are as yet undeterminable, a five percent (5%) inflation factor) will be required to permit the timely payment of the Insurance Premiums by the Lender.

"Monthlv Reserve Reauirement” means the monthly payment amount which the Lender estimates will, over the subsequent twelve (12) months, result in the accumulation of a surplus in the Escrow Fund equal to the sum of the Monthly Imposition Requirement and the Monthly Insurance Premium Requirement.

"Net Worth Reauirement” means the lesser of (i) the aggregate net worth of the Carveout Obligors most recently represented to the Lender at the time of the approval of the Loan by AEGON’s Investments Committee and (ii) the principal balance of the Loan at the time of determination.

"Note” means the Secured Promissory Note dated of even date herewith to evidence the Indebtedness in the original principal amount of $10,000,000, together with all extensions, renewals and modifications.

“Notice” means a notice given in accordance with the provisions of Subsection 26.13.

"Oblieations” means all of the obligations required to be performed under the terms and conditions of any of the Loan Documents by any Obligor, except for obligations that are expressly stated to be unsecured under the terms of another Loan Document.

"Obligor” means the Borrower, any Carveout Obligor, any Guarantor, or any other Person that is liable under the Loan Documents for the payment of any portion of the Indebtedness, or the performance of any other obligation required to he performed under the terms and conditions of any of the Loan Documents, under any circumstances.

"Particioations” means participation interests in the Loan Documents granted by the Lender.

"Permitted Control Group Member” shall mean any member of a group comprised of Phillip I. Levin, Bradley J. Schram, and Norman A. Pappas.

"Permitted Encumbrances” means (A) the lien of taxes and assessments not yet due and payable and (B) those matters of public record listed as special exceptions or subordinate matters in the Lender’s title insurance policy insuring the priority of this Deed of Trust.

"Permitted Transfer” means a transfer specifically described in Section 14 as permitted.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority or other entity.

"Prohibited Structural Change” means a change in the identity of any of the entities through which the Permitted Control Group Members exercise Legal Control over the Real Property, or a change in the capacity through which any Permitted Control Group Member exercises such Legal Control.

“Property” means the Real Property and the Personal Property (as defined in Subsection 22.1 below).

"Qualified Passive Interest Transfer” shall have the meaning set forth in Section 14.4 below.

"Rating Agencies” means one or more credit rating agencies approved by Lender.

"Real Property” means the Land, the Improvements, the Leases and the Rents.

"Recourse Release Conditions” are that (A) the Borrower shall have delivered the written request to the Lender that the Lender release the Guarantors from liability under the Guarantee executed by them in connection with the Loan, (B) no Default then exists and no action or omission has occurred that, with the giving of Notice or the passage of time, or both, would constitute a Default, (C) for the three consecutive calendar months prior to the Borrower’s request for such release (i) not less than ninety percent (90%) of the apartment units on the Land have been occupied by bona fide tenants and (ii) the effective gross rental income generated by the Real Property from bona fide apartment tenants has been not less than $122,250 per month, (D) the Borrower has provided the Lender with rent rolls and operating statements certified by the Borrower and such additional information as the Lender may have reasonably requested for the purpose of verifying that the conditions described in items (B) and (C) of this paragraph have been satisfied, and (E) the Borrower has paid all costs incurred by the Lender in connection with the review of the Borrower’s release request and related materials as described above in this paragraph.

“Rents” means all rents, income, receipts, issues and profits and other benefits paid or payable for using, leasing, licensing, possessing, operating from or in, residing in, selling, mining, extracting minerals from, or otherwise enjoying the Real Property, whether presently existing or arising in the future, to which the Borrower may now or hereafter become entitled or may demand or claim from the commencement of the Loan term through the time of the satisfaction of all of the Obligations, including security deposits, amounts drawn under letters of credit securing tenant obligations, minimum rents, additional rents, common area maintenance charges, parking revenues, deficiency rents, termination payments, space contraction payments, damages following default under a Lease, premiums payable by tenants upon their exercise of cancellation privileges, proceeds from lease guarantees, proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Real Property, all rights and claims of any kind which the Borrower has or may in the future have against the tenants under the Leases, lease guarantors, or any subtenants or other occupants of the Real Property, all proceeds of any sale of the Real Property in violation of the Loan Documents, any future award granted the Borrower in any court proceeding involving any such tenant in any bankruptcy, insolvency, or reorganization proceedings in any state or federal court, and any and all payments made by ny such tenant in lieu of rent.

"Restoration” means (A) in the case of a casualty resulting in damage to or the destruction of the Improvements, the repair or rebuilding of the Improvements to their original condition, or (B) in the case of the condemnation of a portion of the Real Property, the completion of such work as may be necessary in order to remedy the effects of the condemnation so that the value and income-generating characteristics of the Real Property are restored.

"Securities” means mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan, issued in a rated or unrated public offering or private placement.

“Securitization” means the issuance of Securities.

4	TITLE

The Borrower represents to and covenants with the Lender and with its successors and assigns that, at the point in time of the grant of the lien created by this Deed of Trust, the Borrower is well-seized of good and indefeasible title to the Real Property, in fee simple absolute, subject to no lien or encumbrance except the Permitted Encumbrances. The Borrower warrants this estate and title to the Trustee and to his successors and assigns forever, against all lawful claims and demands of all Persons. The Borrower shall maintain mortgagee title insurance issued by a solvent carrier, covering the Real Property in an amount at least equal to the amount of the Loan’s original principal balance. This Deed of Trust is and shall remain a valid and enforceable first lien on the Real Property, and if the validity or enforceability of this first lien is attacked by appropriate proceedings, the Borrower shall diligently and continuously defend it through appropriate proceedings. Should the Borrower fail to do so, the Lender may at the Borrower’s expense take all necessary action, including the engagement and compensation of legal counsel, the prosecution or defense of litigation, and the compromise or discharge of claims. The Borrower shall defend, indemnify and hold the Lender harmless in any suit or proceeding brought to challenge or attack the validity, enforceability or priority of the lien granted by this Deed of Trust. If a prior construction, mechanics’ or materialmen’s lien on the Real Properly arises by operation of statute during any construction or repair of the Improvements, the Borrower shall either cause the lien to he discharged by paying when due any amounts owed to such persons, or shall comply with Section 12 of this Deed of Trust.

5. REPRESENTATIONS OF THE GRANTOR

The Borrower represents to the Lender as follows:

5.1 FORMATION, EXISTENCE, GOOD STANDING

The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of Ohio and has obtained all licenses and permits and filed all statements of fictitious name and registrations necessary for the lawful operation of its business in Ohio.

5.2 QUALIFICATION TO DO BUSINESS

The Borrower is qualified to do business as a foreign limited partnership under the laws of North Carolina and has obtained all licenses and permits and filed all statements of fictitious name and registrations necessary for the lawful operation of its business in North Carolina.

5.3 POWER AND AUTHORITY

The Borrower has full power and authority to carry on its business as presently conducted, to own the Properly, to execute and deliver the Loan Documents, and to perform its Obligations.

5.4	ANTI-TERRORISM REGULAZONS

Neither the Borrower, any affiliate of the Borrower, nor any person owning an interest in either of the foregoing is a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).

5.5	DUE AUTHORIZATION

The Loan transaction and the performance of all of the Borrower’s Obligations have been duly authorized by all requisite partnership action, and each individual executing any Loan Document on behalf of the Borrower has been duly authorized to do so.

5.6	NO DEFAULT OR VIOLATIONS

The execution and performance of the Borrower’s Obligations will not result in any breach of, or constitute a default under, any contract, agreement, document or other instrument to which the Borrower is a party or by which the Borrower may be bound or affected, and do not and will not violate or contravene any law to which the Borrower is subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with the Loan Documents.

5.7 NO FURTER APPROVALS OR ACTIONS REQUIRED

No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or agency or other governmental authority is necessary in connection with the authorization, execution and delivery of the Loan Documents by the Borrower.

5.8 DUE EXECUTION AND DELIVERY

Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.

5.9	LEGAL, VALID, BINDING AND ENFORCEABLE

Each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.10 ACCURATE FINANCIAL INFORMATION

All financial information furnished by the Borrower to the Lender in connection with the application for the Loan is true, correct and complete in all material respects and does not omit to state any fact or circumstance necessary to make the statements in them not misleading, and there has been no material adverse change in the financial condition of the Borrower since the date of such financial information.

5.11 COMPLIANCE WITH LEGAL REQUIREMENTS

All governmental approvals and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the Real Property in compliance with applicable law are in full force and effect, and the Real Property is currently being operated in compliance with the Legal Requirements in all material respects.

5.12 CONTRACTS AND FRANCHISES

All contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice are in force.

5.13 NO CONDEMNATION PROCEEDING

As of the date of this Deed of Trust, the Borrower has no knowledge of any present, pending or threatened condemnation proceeding or award affecting the Real Properly.

5.14 NO CASUALTY

As of the date of this Deed of Trust, no damage to the Real Property by any fire or other casualty has occurred, other than damage that has been completely repaired in accordance with good commercial practice and in compliance with applicable law.

5.15	INDEPENDENCE OF THE REAL PROPERTY

The Real Property may be operated independently from other land and improvements not included within or located on the Land, and it is not necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements.

5.16	COMPLETE LOTS AND TAX PARCELS

The Land is comprised exclusively of tax parcels that are entirely included within the Land, and, if the Land is subdivided, of subdivision lots that are entirely included within the Land.

5.17	OWNERSHIP OF FIXTURES

The Borrower owns the Fixtures free of any encumbrances, including purchase money security interests, rights of lessors, and rights of sellers under conditional sales contracts or other financing arrangements.

5.18	MULTIFAMILY RESIDENTIAL PROPERTY

The Real Property is zoned for multifamily residential use, and the Loan has not been made for personal, family or household purposes.

5.19	PERFORMANCE UNDER DEVELOPMENT AGREEMENTS

A11 of the obligations of the owner of the Real Property due under the Development Agreements have been fully, timely and completely performed and such performance has been accepted by the related governmental agency or utility company, and no Governmental Authority has alleged that any default exists under any of the Development Agreements.

5.20	STATUS OF CERTAIN TITLE MATTERS

Each of the Easements included within the Appurtenances (a) is valid and in full force and effect and may not be amended or terminated, except for cause, without the consent of the Borrower, (b) has not been amended or supplemented, (c) requires no approval of the Improvements that has not been obtained, (d) is free of defaults or alleged defaults, (e) does not provide for any assessment against the Real Property that has not been paid in full, and (f) has not been violated by the owner of the Real Property or, to the best of the Borrower’s knowledge, by any tenant of the Real Property.

5.2	I NO PROHIBITED TRANSACTIONS

The Borrower represents to the Lender that either (a) the Borrower is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity that is deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or (b) the execution of the Loan Documents, the acceptance of the Loan by the Borrower and the existence of the Loan will not result in a non-exempt prohibited transaction under §406 of ERISA or Section 4975 of the Code. The Borrower further warrants and covenants that the foregoing representation will remain true during the term of the Loan.

6. COVENANTS

6.1 GOOD STANDING

The Borrower shall remain in good standing as a limited partnership under the laws of Ohio and shall maintain in force all statements of fictitious name and registrations necessary for the lawful operation of its business in Ohio during the term of the Loan.

6.2 QUALIFICATION TO DO BUSINESS

The Borrower shall remain qualified to do business as a foreign limited partnership under the laws of North Carolina and Michigan and shall maintain in force all licenses and permits, filings and statements of fictitious name and registrations necessary for the lawful operation of its business in North Carolina.

6.3 NO DEFAULT OR VIOLATIONS

The Borrower shall not enter into any contract, agreement, document or other instrument, if the performance of the Borrower’s Obligations would result in any breach of, or constitute a default under, any such contract, agreement, document or other instrument, or if the contract, agreement, document or other instrument would impose or contemplate any obligations the performance of which would result in a Default under the Loan Documents or would be inconsistent with the performance of the Borrower’s Obligations.

6.4 PAYMENT AND PERFORMANCE

The Borrower shall pay the Indebtedness and perform all of its other Obligations, as and when the Loan Documents require such payment and performance.

6.5 SPECIAL PURPOSE ENTITY

The Borrower has not and will not:

(i)	engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)	acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the operation of the Property;

(iii)	merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)	fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)	own any subsidiary, or make any investment in, any Person;

(vi)	commingle its assets with the assets of any other Person;

(vii)	incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness, unsecured trade payables and unsecured equipment leases (both of which must be incurred in the ordinary course of business relating to the ownership and operation of the Property,) provided the same (x) do not exceed at any time in the aggregate a maximum amount of one percent (1%) of the outstanding principal amount of the Note, and (y) are paid within sixty (60) days after the date incurred;

(viii)	fail to maintain its records, hooks of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(ix)	enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)	maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)	assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)	make any loans or advances to any Person (but excluding partnership distributions);

(xiii)	fail to file its own tax returns (unless prohibited by Legal Requirements from doing so);

(xiv)	fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operation;

(xvi)	fail to allocate shared expenses (including shared office space) and to use separate stationery, invoices and checks;

(xvii)	fail to pay its own liabilities (including salaries of its own employees) from its own funds; and

(xviii)	acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable.

6.6 PAYMENT OF IMPOSITIONS

The Borrower shall pay the Impositions on or before the last day on which they may be paid without penalty or interest, and shall, within thirty (30) days, furnish the Lender with a paid receipt or a cancelled check as evidence of payment. If the Lender does not receive such evidence, the Lender may obtain it directly. If it does so, the Lender will charge the Borrower an administrative fee of $250 for securing the evidence of payment. The payment of this fee shall be a demand obligation of the Borrower. The Borrower may meet the Imposition payment requirements of this Subsection 6.6 by remitting the Monthly Escrow Payments when due, by immediately providing Notice to the Lender of any new Imposition or increased Imposition unknown to the Lender, and by paying to the Lender on demand any amount required to increase the Escrow Fund to an amount sufficient to permit the Lender to pay all Impositions from the Escrow Fund on time. If the Borrower wishes to contest the validity or amount of an Imposition, it may do so by complying with Section 12. If any new Legal Requirement (other than a general tax on income or on inlerest payments) taxes the Deed of Trust so that the yield on the Indebtedness would be reduced, and the Borrower may lawfully pay the tax or reimburse the Lender for its payment, the Borrower shall do so.

6.7 MAINTENANCE OF THE REAL PROPERTY

The Borrower shall not commit or permit any waste of the Real Property as a physical or economic asset, and agrees to maintain in good repair the Improvements, including structures, roofs, mechanical systems, parking lots or garages, and other components of the Real Property that are necessary or desirable for the use of the Real Property, or which the Borrower as landlord under any Lease is required to maintain for the benefit of any tenant. In its performance of this Obligation, the Borrower shall promptly and in a good and workmanlike manner repair or restore, as required under Subsection 6.17, any elements of the Improvements that are damaged or destroyed. The Borrower shall also replace roofs, parking lots, mechanical systems, and other elements of the Improvements requiring periodic replacement. The Borrower shall carry out such replacements no less frequently than would a commercially reasonable owner intending to maintain the maximum income-generating potential of the Real Property over its reasonable economic life. The Borrower shall not, without the prior written consent of the Lender, demolish, reconfigure, or materially alter the structural elements of the Improvements, unless such an action is the obligation of the Borrower under a Lease approved by Lender or for which the Lender’s approval is not required under the Absolute Assignment of Leases and Rents. The Lender agrees that any request for its consent to such an action shall be deemed given if the Lender does not respond within fifteen (15) Business Days to any written request for such a consent, if the request is accompanied by all materials required to permit the Lender to analyze the proposed action.

6.8 USE OF THE REAL PROPERTY

The Borrower agrees that the Real Property may only be used as a residential apartment complex and for no other purpose. The Real Property may not he converted to a cooperative or condominium without Beneficiary’s prior written consent, which consent may be withheld in Beneficiary’s sole and absolute discretion.

6.9 LEGAL REQUIREMENTS

The Borrower shall maintain in full force and effect all governmental approvals and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the Real Property in compliance with applicable law, and shall comply with all Legal Requirements relating to the Real Property at all times.

6.10 CONTRACTS AND FRANCHISES

The Borrower shall maintain in force all contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice.

6.11 COVENANTS REGARDING CERTAIN TITLE WTI’ERS

The Borrower shall promptly pay, perform and observe all of its obligations under the Easements included within the Appurtenances or under reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances, shall not modify or consent to the termination of any of them without the prior written consent of the Lender, shall promptly furnish the Lender with copies of all notices of default under them, and shall cause all covenants and conditions under them and benefiting the Real Property to be fully performed and observed.

6.12 INDEPENDENCE OF THE REAL PROPERTY

The Borrower shall maintain the independence of the Real Property from other land and improvements not included within or located on the Land. In fulfilling this covenant, the Borrower shall neither take any action which would make it necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements, nor take any action which would cause any land or improvements other than the Land and the Improvements to rely upon the Land or the Improvements for those purposes.

6.13 COMPLETE LOTS AND TAX PARCELS

The Borrower shall take no action that would result in the inclusion of any portion of the Land in a tax parcel or subdivision lot that is not entirely included within the Land.

6.14 APARTMENT PROPERTY

The Real Property shall be used for residential apartments, rather than for personal, family or household purposes.

6.15 PERFORMANCE UNDER DEVELOPMENT AGREEMENTS

The Borrower shall fully, timely and completely perform all of the obligations of the owner of the Real Property due under the Development Agreements and shall cause no default under any of the Development Agreements.

6.16 STATUS OF CERTAIN TITLE MA’ITERS

The Borrower shall not take or fail to take any action with respect to the Easements included within the Appurtenances or the reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances, If as the result of such an action or failure, the subject Easement or other title matter would (a) be rendered invalid or without force or effect, (b) be amended or supplemented without the consent of the Lender, (c) be placed in default or alleged default, (d) result in any lien against the Real Property, or (e) give rise to any assessment against the Real Property, unless immediately paid in full.

6.17 RESTORATION WON CASUALTY OR CONDEMNATION

If a casualty or condemnation occurs, the Borrower shall promptly commence the Restoration of the Real Property, to the extent that the Lender has made Insurance Proceeds or Condemnation Proceeds available to the Borrower for such Restoration.

6.18 PERFORMANCE OF LANDWRDO BLIGATIONS

The Borrower shall perform its obligations as landlord under the Leases, and shall neither take any action, nor fail to take any action, if the action or failure would be inconsistent with the commercially reasonable management of the Real Property for the purpose of enhancing its long-term performance and value. The Borrower shall not, without the Lender’s written consent, extend, modify, declare a default under, terminate, or enter into any Lease of the Real Property.

6.19 FINANCIAL REPORTS AND OPERATING STATEMENTS

(a) Maintenance of Books and Records

During the term of the Loan, the Borrower shall maintain complete and accurate accounting and operational records, including copies of all Leases and other material written contracts relating to the Real Property, copies of all tax statements, and evidence to support the payment of all material property-related expenses.

(b) Delivery of Financial and Property-Related Information

Within one hundred twenty (120) days after the end of each of its fiscal years, or, if a Default exists, on demand by the Lender, the Borrower shall deliver to the Lender (A) copies of the financial statements of the Borrower and its general partner, including balance sheets and earnings statements, (B) a complete and accurate operating statement for the Real Property, and (C) a complete rent roll, all in form satisfactory to the Lender. The rent roll must be certified by the Borrower to be true and correct and must include each tenant’s name, premises, type of unit occupied and leased, rent (including any percentage rent and supporting sales reports from the related tenants), lease expiration date, renewal options and related rental rates, delinquencies and vacancies and the existence of any unsatisfied landlord obligations, e.g., in respect of free-rent periods, unfinished tenant improvements or other leasing costs. If the Borrower fails to deliver the items required in this Subsection, the Lender may engage an accounting firm to prepare the required items. The Borrower shall cooperate fully with any investigative audit required to permit the accounting firm to produce these items, and the fees and expenses incurred in connection with their preparation shall be paid on demand by the Borrower.

(c) Effect of Failure to Deliver Financial and Property Reports

If no Default exists and the Borrower fails to provide the financial and property reports required under this Section within one hundred twenty (120) days of the close of any fiscal year, the Lender will provide a Notice of this failure and a thirty (30)-day opportunity to cure before a Default shall exist. All monthly payments of principal and interest under the Note that become due after this cure period has elapsed but before the reports are received by the Lender must be accompanied by a fee of,000834 times the principal balance of the Loan at the beginning of the previous month, regardless of whether the Notice has asserted that the failure constitutes a Default under this Deed of Trust. This fee is to compensate the Lender for (A) the increased risk resulting from the Lender’s inability to monitor and service the Loan using up-to-date information and (B) the reduced value and liquidity of the Loan as a financial asset.

(dl) Certification of Information

The financial and operating statements provided under this Subsection need not, as an initial matter, be certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles, consistently applied, or, in the case of financial statements prepared on a cash or income tax basis, or of operating statements, as not materially misleading based on an audit conducted in accordance with generally accepted auditing standards. The Borrower shall, however, certify that such statements are true and correct, and the Lender expressly reserves the right to require such a certification by an independent certified public accountant if a Default exists or if the Lender has reason to believe that any previously provided financial or operating statement is misleading in any material respect.

6.20 ESTOPPEL STATEMENTS

Upon request by the Lender, the Borrower shall, within ten (10) Business Days of Notice of the request, furnish to the Lender or to whom it may direct, a written statement acknowledging the amount of the Indebtedness and disclosing whether any offsets or defenses exist against the Indebtedness. Thereafter, the Borrower shall be estopped from asserting any other offsets or defenses alleged to have arisen as of the date of the statement.

6.21 PROHIBITION ON CERTAIN DISTRIBUTIONS

If Default exists under Subsection 10.1 or under any of Subparagraphs (b), (c), (d), (e) or (f) of Subsection 10.2, the Borrower shall not pay any dividend or make any partnership, trust or other distribution, and shall not make any payment or transfer any property in order to purchase, redeem or retire any interest in its beneficial interests or ownership.

6.22	USE OF LOAN PROCEEDS The Loan proceeds shall be used solely for commercial purposes.
6.23	PROHIBITION ON CUTOFF NOTICES

The Borrower shall not issue any Notice to the Lender to the effect that liens on the Real Property after the date of the Notice will enjoy priority over the lien of this Deed of Trust.

6.24 PROHIBITED PERSON COMPLIANCE

The Borrower warrants, represents and covenants that neither the Borrower nor any Obligor nor any of their respective affiliated entities is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“E013224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tl1sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224, or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [i] — [iv] above are herein referred to as a “Prohibited Person”). The Borrower covenants and agrees that neither the Borrower, nor any Obligor nor any of their respective affiliated entities will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in E013224. The Borrower further covenants and agrees to deliver (from time to time) to the Lender any such certification or other evidence as may be requested by the Lender in its sole and absolute discretion, confirming that (i) neither the Borrower nor any Obligor is a Prohibited Person and (ii) neither the Borrower nor any Obligor has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

6.25 EXERCISE OF LEGAL CONTROL

One or more of Phillip I. Levin, Joseph J. Recchie, Bradley J. Schram and Norman A. Pappas (together with any Person who assumes liability for Carveout Obligations in the future) shall at all times exercise Legal Contml of the Borrower, provided that Joseph J. Recchie shall not solely exercise such Legal Control.

7. INSURANCE REQUIREMENTS

At all times until the Indebtedness is paid in full, the Borrower shall maintain insurance coverage and administer insurance claims in compliance with this Section.

7.1 REQUIRED COVERAGES

(a) Open Perils/Special Form/Special Perils Property

The Borrower shall maintain “Open Perils,” “Special Form,” or “Special Perils” property insurance coverage in an amount not less than one hundred percent (100%) of the replacement cost of all insurable elements of the Real Property and of all tangible Personal Property, with coinsurance waived, or if a coinsurance clause is in effect, with an agreed amount endorsement acceptable to the Lender. Coverage shall extend to the Real Property and to all tangible Personal Property.

(b) Broad Form Boiler and Machinery

If any boiler or other machinery is located on or about the Real Property, the Borrower shall maintain broad form boiler and machinery coverage, including a form of business income coverage.

(c) Flood

If the Real Property is located in a special flood hazard area (that is, an area within the 100-year floodplain) according to the most current flood insurance rate map issued by the Federal Emergency Management Agency and if flood insurance is available, the Borrower shall maintain flood insurance coverage on all insurable elements of Real Property and of all tangible Personal Property.

(d) Business Interruption

The Borrower shall maintain a form of business income coverage in the amount of eighty percent (80%) of one year’s business income from the Property.

(e) Comprehensive/General Liability

The Borrower shall maintain commercial general liability coverage (which may be in the form of umbrella/excess liability insurance) with a $1,000,000 combined single limit per occurrence and a minimum aggregate limit of $2,000,000.

Liquor Liability

The Borrower shall maintain liquor liability coverage, if applicable law may impose liability on those selling, serving, or giving alcoholic beverages to others and if such beverages will be sold, served or given on the Real Property by the Borrower.

(g) Elective Coverages

The Lender may require additional coverages appropriate to the property type and site location. Additional coverages may include earthquake, windstorm, mine subsidence, sinkhole, personal property, supplemental liability, or coverages of other property-specific risks.

7.2 PRIMARY COVERAGE

Each coverage required under this Section shall be primary rather than contributing or secondary to the coverage the Borrower may carry for other properties or risks; provided, however, that blanket coverage which otherwise complies with the terms of this Section shall be acceptable if (a) the policy includes limits by property location and (b) the Lender determines, in the exercise of its sole and absolute discretion, that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

7.3 HOW THE LENDER SHALL BE NAMED

On all property insurance policies and coverages required under this Section (including coverage against loss of business income), the Lender must be named as “first mortgagee” under a standard mortgage clause. On all liability policies and coverages, the Lender must be named as an “additional insured.” The Lender shall he referred to verbatim as follows: “Transamerica Occidental Life Insurance Company and its successors, assigns, and affiliates; as their interest may appear; c/o AEGON USA Realty Advisors, Inc.; Mortgage Loan Dept.; 4333 Edgewood, Rd., NE, Cedar Rapids, Iowa 52499-5443.”

7.4 RACING

Each insurance carrier providing insurance required under this Section must have, independently of its parent’s or any reinsurer’s rating, a General Policyholder Rating of A, and a Financial Rating of IX or better, as reported in the most current issue of Best’s Insurance Guide, or as reported by Best on its internet web site.

7.5	DEDUCTIBLE The maximum deductible on each required coverage or policy is $100,000.
7.6	NOTICES, CHANGES AND RENEWALS

All policies must require the insurance carrier to give the Lender a minimum of thirty (30) days’ notice in the event of modification, cancellation or termination for non payment of premium and a minimum of thirty (30) days’ notice of nonrenewal. The Borrower shall report to the Lender immediately any facts known to the Borrower that may adversely affect the appropriateness or enforceability of any insurance contract, including, without limitation, changes in the ownership or occupancy of the Real Property, any hazard to the Real Property and any matters that may give rise to any claim. Prior to expiration of any policy required under this Section, the Borrower shall provide either (a) an original or certified copy of the renewed policy, or (b) a “binder,” an Acord 28 (real property), Acord 27 (personal property) or Acord 25 (liability) certificate, or another document satisfactory to the Lender conferring on the Lender the rights and privileges of mortgagee. If the Borrower meets the foregoing requirement under clause (h), the Borrower shall supply an original or certified copy of the original policy within ninety (90) days. All binders, certificates, documents, and original or certified copies of policies must name the Borrower as a named insured or as an additional insured, must include the complete and accurate property address and must hear the original signature of the issuing insurance agent.

7.7 UNEARNED PREMIUMS

If this Deed of Trust is foreclosed, the Lender may at its discretion cancel any of the insurance policies required under this Section and apply any unearned premiums to the Indebtedness.

7.8 FORCED PLACEMENT OF INSURANCE

If the Borrower fails to comply with the requirements of this Section, the Lender may, at its discretion, procure any required insurance. Any premiums paid for such insurance, or the allocable portion of any premium paid by the Lender under a blanket policy for such insurance, shall be a demand obligation under this Deed of Trust, and any unearned premiums under such insurance shall comprise Insurance Proceeds and therefore a portion of the Property.

8. INSURANCE AND CONDEMNATION PROCEEDS

8.1 ADJUSTMENT AND COMPROMISE OF CLAIMS AND AWARDS

The Borrower may settle any insurance claim or condemnation proceeding if the effect of the casualty or the condemnation may be remedied for $100,000 or less, and if the Borrower promptly notifies the Lender of the existence of such insurance claim or condemnation and provides the Lender copies of all correspondence and other documentation involved in the settling of the claim or condemnation, with such copies to be furnished as the correspondence or other documentation is sent or received by the Borrower. If a greater sum is required, the Borrower may not settle any such claim or proceeding without the advance written consent of the Lender. If a Default exists, the Borrower may not settle any insurance claim or condemnation proceeding without the advance written consent of the Lender.

8.2 DIRECT PAYMENT TO THE LENDER OF PROCEEDS

If the Insurance Proceeds received in connection with a casualty or the Condemnation Proceeds received in respect of a condemnation exceed $1 00,000, or if there is a Default, then such proceeds shall be paid directly to the Lender.
The Lender shall have the right to endorse instruments which evidence proceeds that it is entitled to receive directly.

8.3 AVAILABILl7Y TO THE BORROWER OF PROCEEDS

The Borrower shall have the right to use the Insurance Proceeds or the Condemnation Proceeds to carry out the Restoration of the Real Property, if the amount received is less than $290,000, subject to the conditions set forth in Subsections 8.4, 8.5, and 8.6 of this Section. If the amount received in respect of a casualty or condemnation equals or exceeds $290,000, and if the Loan-to-Value ratio of the Property on completion will be eighty percent (80%) or less, as determined by the Lender in its discretion based on its estimate of the market value of the Real Property, the Lender shall receive such Insurance Proceeds or Condemnation Proceeds directly and hold them in a fund for Restoration subject to the conditions set forth in Subsections 8.4, 8.5, and 8.6 of this Section. If the Lender’s estimate of the market value of the Real Property implies a Loan-to-value ratio of over SO%, and the Borrower disagrees with the Lender’s estimate, the Borrower may require that the Lender engage an independent appraiser (the “Fee Appraiser”) to prepare and submit to AEGON a full narrative appraisal report estimating the market value of the Real Property. The Fee Appraiser shall be certified in North Carolina and shall be a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The Fee Appraiser will be required to use assumptions and limiting conditions established by the Lender prior to the funding of the Loan and to prepare the appraisal in conformity with the Lender’s Appraisal Guidelines. For purposes of this Section, the independent appraiser’s value conclusion shall he binding on both the Lender and the Borrower. The Borrower shall have the right to make a prepayment of the Loan, without premium, sufficient to achieve this Loan-to-value ratio. The independent fee appraisal shall be at the Borrower’s expense, and the Borrower shall pay to the Lender an administrative fee of $2,500 in connection with its review. The Lender may require that the Borrower deposit $10,000 with the Lender as security for these expenses or may pay the fee appraiser’s and administrative fees from the proceeds at its sole discretion.

Unless the Borrower has the right to use the Insurance Proceeds or the Condemnation Proceeds under the foregoing paragraphs, the Lender may, in its sole and absolute discretion, either apply them to the Loan balance or disburse them for the purposes of repair and reconstruction, or to remedy the effects of the condemnation. No prepayment premium will be charged on amounts applied to reduce the principal balance of the Loan.

8.4 CONDITIONS TO AVAILABILITY OF PROCEEDS

The Lender shall have no obligation to release Insurance Proceeds or Condemnation Proceeds to the Borrower, and may hold such amounts as additional security for the Loan, if (a) a Default exists, (b) a payment Default has occurred during the preceding twelve (12) months, (c) the Lender has delivered to the Borrower Notice of any act, omission or circumstance that will, if uncured, become a Default, and the required cure has not been effected or (d) if the Insurance Proceeds or Condemnation Proceeds received by the Lender and any other funds deposited by the Borrower with the Lender are insufficient, as determined by the Lender in its reasonable discretion, to complete the
Restoration. If a Default exists, the Lender may at its sole and absolute discretion apply such Insurance Proceeds and Condemnation Proceeds to the full or partial cure of the Default.

8.5	PERMITTED MEZZANINE FINANCING FOR REBUIZDINOGR REMEDIATION OF THE EFFECT OF TAKING BY EMINENT DOMAIN

If the Lender reasonably determines that the Insurance Proceeds or Condemnation Proceeds received in respect of a casualty or condemnation, as the case may be, would be insufficient to permit the Borrower to restore the Improvements to their condition before the casualty, or to remedy the effect on the Real Property of the condemnation, then the Borrower shall use its best efforts to secure such additional funds as are necessary to effect the Restoration. The Borrower’s obligation to use its best efforts shall be limited to securing such funds on a non-recourse basis. Interests in the Borrower may be pledged as security to the extent necessary in connection with any such financing.

8.6 DRAW REQUIREMENTS

The Borrower’s right to receive Insurance Proceeds and Condemnation Proceeds held by the Lender under this Section shall be conditioned on the Lender’s approval of plans and specifications for the Restoration. Each draw except the last shall be in the minimum amount of $50,000. Draw requests shall be accompanied by customary evidence of construction completion, and by endorsements to the Lender’s mortgagee title insurance coverage insuring the absence of construction, mechanics’ or materialmen’s liens. Draws based on partial completion of the Restoration shall be subject to a ten percent (10%) holdback. All transactional expenses shalt be paid by the Borrower.

9. ESCROW FUND

The Borrower shall pay the Monthly Escrow Payment on the first (1st) day of every month, commencing with the month in which the first regular payment of principal and interest is due. The Lender shall hold Monthly Escrow Payments in an interest-bearing fund from which the Lender will pay on a timely basis those Escrow Expenses that the Lender has anticipated will become payable on a regular basis during the Loan’s term, and on which the Lender has based its determination of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement and the Monthly Reserve Requirement. The Escrow Fund will he maintained as an accounting entry in the Lender’s general account, where it may be commingled with the Lender’s other funds. The Escrow Fund shall bear interest, which shall become part of the Escrow Fund. The interest rate will he the passbook rate of interest at a bank in Cedar Rapids, Iowa, at the end of the interest accrual period. Interest will be compounded annually based on the average monthly balance. The Lender may reanalyze the projected Escrow Expenses from time to time and shall advise the Borrower of any change in the amount of the Monthly Escrow Payment. Upon the foreclosure of this Deed of Trust, the delivery of a deed in lieu of foreclosure, or the payoff of the Loan, the Lender sball apply amounts in the Escrow Fund, net of accrued Escrow Expenses, to the Indebtedness. The Lender shall remit any amounts in excess of the lndebtedness to the Borrower.

10. DEFAULT

10.1 PAYMENT DEFAULTS

A “Default” shall exist without Notice upon the occurrence of any of the following events:

(a) Scheduled Payments

The Borrower’s failure to pay, or to cause to be paid, (i) any regular monthly payment of principal and interest under the Note, together with any required Monthly Escrow Payment, on or before the seventeenth (17”) day of the month in which it is due and (ii) any other scheduled payment under the Note, this Deed of Trust or any other Loan Document.

(b) Payment at Maturity

The Borrower’s failure to pay, or to cause to be paid, the Indebtedness when the Loan matures by acceleration under Section 16, because of a transfer or encumbrance under Section 13, or by lapse of time.

(c) Demand Obligations

The Borrower’s failure to pay, or to cause to be paid, within five (5) Business Days of the Lender’s demand, any other amount required under the Note, this Deed of Trust or any of the other Loan Documents.

10.2 INCURABLE NONMONETARY DEFAULT

A Default shall exist upon any of the following:
(a) Material Untruth or Misrepresentation

The Lender’s discovery that any representation made by the Borrower in any Loan Document was materially untrue or misleading when made, if the misrepresentation either was intentional or is not capable of being cured as described in paragraph 10.3(a) below.

(b) Due on Sale or Encumbrance

The occurrence of any sale, conveyance, transfer or vesting that would result in the Loan becoming immediately due and payable at the Lender’s option under Section 13.

(c) Voluntary Bankruptcy Filing

The filing by the Borrower or any Guarantor of a petition in bankruptcy or for relief &om creditors under any present or hture law that affords general protection from creditors.

(d) Insolvency

The failure of the Borrower generally to pay its debts as they become due, its admission in writing to an inability so to pay its debts, the making by the Borrower of a general assignment for the benefit of creditors, or a judicial determination that the Borrower is insolvent.

(e) Receivership

The appointment of a receiver or trustee to take possession of any of the assets of the Borrower.

(f) Levy or Attachment

The taking or seizure of any material portion of the Property under levy of execution or attachment.

(g) Lien

The filing against the Real Property of any lien or claim of lien for the performance of work or the supply of materials, or the filing of any federal, state or local tax lien against the Borrower, or against the Real Property, unless the Borrower promptly complies with Section 12 of this Deed of Trust.

(h) Defaults under other Loan Documents

The existence of any default under any other Loan Document, provided any required Notice of such default has been given and any applicable cure period has expired.

(i) Dissolution or Liquidation

The Borrower shall initiate or suffer the commencement of a proceeding for its dissolution or liquidation, and such proceeding shall not be dismissed within thirty (30) days, or the Borrower shall cease to exist as a legal entity (unless resulting in a Permitted Transfer).

10.3 CURABLE NON-MONETARY DEFAULT

A Default shall exist, following the cure periods specified below, under the following circumstances:

(a) Unintentional Misrepresentations that are Capable of Being Cure

A “Default” shall exist if the Lender discovers that the Borrower has unintentionally made any material misrepresentation that is capable of being cured, unless following Notice thereof by the Lender to the Borrower, the Borrower promptly commences and diligently pursues a cure of the misrepresentation approved by the Lender, and completes the cure within thirty (30) days following such Notice. Any such cure shall place the Lender in the risk position that would have existed had the false representation been true when made.

(b) Involuntary Bankruptcy or Similar Filing

The Borrower or any Guarantor becomes the subject of any petition or action seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief, or that may result in a composition of its debts, provide for the marshaling of the Borrower’s or any Guarantor’s assets for the satisfaction of its debts, or result in the judicially ordered sale of the Borrower’s or any Guarantor’s assets for the purpose of satisfying its obligations to creditors, unless a motion for the dismissal of the petition or other action is filed within ten (10) days and results in its dismissal within sixty (60) days of the filing of the petition or other action.

(c) Entry of a Material Judgment

Any judgment is entered against the Borrower or any other Obligor, and the judgment may materially and adversely affect the value, use or operation of the Real Property, unless either (i) a timely appeal of such judgment is filed, within ten (10) Business Days following the entering of such judgment, the enforcement of such judgment is stayed by a bond or other means, and such stay remains in force until the judgment is overturned on appeal or satisfied, or (ii) the judgment is satisfied within ten (10) Business Days.

(d) Other Defaults

The Borrower fails to observe any promise or covenant made in this Deed of Trust, unless the failure results in a Default described elsewhere in this Section 10, provided the Lender delivers written Notice to the Borrower of the existence of such an act, omission or circumstance, and that such an act, omission or circumstance shall constitute a Default under the Loan Documents unless the Borrower promptly initiates an effort to cure the potential Default, pursues the cure diligently and continuously, and succeeds in effecting the cure within one hundred twenty (120) days of its receipt of Notice. The Lender shall afford the Borrower an additional period of one hundred twenty (120) days in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Borrower has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Deed of Trust shall run concurrently with any notice or cure periods provided by law.

11. RIGHT TO CURE

The Lender shall have the right to cure any Default. The expenses of doing so shall be part of the Indebtedness, and the Borrower shall pay them to the Lender on demand.

12. CONTEST RIGHTS

The Borrower may secure the right to contest Impositions and construction, mechanics’ or materialmen’s liens, through appropriate proceedings conducted in good faith, by either (A) depositing with the Lender an amount equal to one hundred twenty five percent (125%) of the amount of the Imposition or the lien, or (B) obtaining and maintaining in effect a bond issued by a surety acceptable to the Lender, in an amount equal to the greater of (i) the amount of a required deposit under clause (A) above and (ii) the amount required by the surety or by the court in order to obtain a court order staying the foreclosure of the lien pending resolution of the dispute, and releasing the lien of record. The proceeds of such a bond must be payable directly to the Lender. The surety issuing such a bond must be acceptable to the Lender in its sole discretion. After such a deposit is made or bond issued, the Borrower shall promptly commence the contest of the lien and continuously pursue that contest in good faith and with reasonable diligence. If the contest of the related Imposition or lien is unsuccessful, any deposits or bond proceeds shall he used to pay the Imposition or to satisfy the obligation from which the lien has arisen. Any surplus shall be refunded to the Borrower.

13. DUE ON TRANSFER OR ENCUMBRANCE

Upon the sale or transfer of any portion of the Real Property or any other conveyance, transfer or vesting of any direct or indirect interest in the Borrower or the Property, including (i) the direct or indirect transfer of, or the granting of a security interest in, the ownership of the Borrower, (ii) any encumbrance (other than a Permitted Encumbrance) of the Real Property (unless the Borrower contests the encumbrance in compliance with Section 12) and (iii) the lease, license or granting of any security interest in the Personal Property, the Indebtedness shall, at the Lender’s option, become immediately due and payable upon Notice to the Borrower, unless the sale, conveyance, transfer or vesting is a Permitted Transfer.

14. DUE ON SALE EXCEPTIONS

14.1 TRANSFER TO AN APPROVED PURCHASER

The Borrower shall have the right, on one occasion during the term of the Loan, to sell or transfer the Property in a transaction approved by the Lender. The Lender agrees to approve a transfer if the following conditions are satisfied:

(a) No Default

No Default shall exist, and no act, omission or circumstance shall exist which, if uncured following Notice and the passage of time, would become a Default.

(b) Request and Supporting Materials

The Lender shall receive a written request for its approval at least ninety (90) days before the proposed transfer. The request shall specify the identity of the proposed transferee and the purchase price and other terms of the transaction, shall include a copy of the proposed contract of sale, and shall be accompanied by the financial statements, tax returns, and organizational documents of the proposed transferee and its principals.

(c) Criteria to be Considered

The ownership structure, financial strength, credit history and demonstrated property management expertise of the proposed transferee and its principals shall be satisfactory to the Lender in its sole discretion. The Lender expressly reserves the right to withhold its approval of the proposed transfer if the proposed transferee or any of its principals is or has been the subject of any bankruptcy, insolvency, or similar proceeding.

(d) Assumption Agreement

Under the terms of the proposed transfer, the proposed transferee shall assume the Loan, without modification, under the tenns of an assumption agreement and additional documentation satisfactory to the Lender in form and substance. Under the assumption agreement, the transferee shall provide a representation as to tbe purchase price paid for the Real Property.

(e) Retention of Caweout Obligations

Under the terms of the assumption agreement and additional documentation, liability for Carveout Obligations arising after the date of the transfer and assumption shall be assumed by the principals of the proposed transferee, and liability for Carveout Obligations arising before or in connection with the transfer shall be retained by those liable for them before the transfer.

(f) Title Insurance Endorsement

The Borrower shall agree to provide an endorsement to the Lender’s mortgagee title insurance policy, insuring the continued validity and priority of this Deed of Trust following the assumption.

(g) Assumption Fee

The Lender shall receive an assumption fee of one percent (1%) of the outstanding balance of the Loan, and the Borrower shall agree to reimburse the Lender’s out-of-pocket expenses incurred in connection with the proposed transfer, including title updates and endorsement charges, recording fees, any applicable taxes and attorneys’ fees, regardless of whether the transfer is consummated.

14.2 LIMITED PARTNERSHIP TRANSFERS

Transfers between limited partners of the Borrower of their limited partnership interests and the Borrower’s admission of new limited partners shall constitute Permitted Transfers for purposes of Section 13.

14.3	PERMITTED MEZZANINE FINANCING IN CONNECTION WITH CASUALTY OR CONDEMNATION

Any pledge of interests in the Borrower in connection with a financing described in Subsection 8.5 shall constitute a Permitted Transfer for purposes of Section 13.

14.4 P ERMITTED TRANSFERS OF CERTAIN PASSIVE INTERESTS

The Lender agrees that it shall not unreasonably withhold its consent to certain transfers of direct or indirect interests in the Borrower (each a “Qualified Passive Interest Transfer”). A “Qualified Passive Interest Transfer” is any transfer of a direct or indirect interest in the Borrower, if, following the transfer (i) the Real Property remains under the individual or collective Legal Control of one or more Permitted Control Group Members, (ii) the transfer does not result in a Prohibited Structural Change and (iii) the transfer either (A) does not result in a change in assets that would be at risk with respect to any recourse obligations, or (B) is a transfer of direct interests in the Borrower to the devisees of the estate of a deceased Carveout Obligor, and the Net Worth Requirement with respect to the remaining or new Carveout Obligors shall have been met by the Borrower.

14.5 TRANSACTION COSTS

The Borrower shall pay all out-of-pocket expenses incurred by the Lender in the review and processing of any proposed Permitted Transfer, regardless of whether the Permitted Transfer is carried out.

15. NOTICE OF ABSOLUTE ASSIGNMENT OF LEASES AND RENTS

Under the Absolute Assignment of Leases and Rents, the Borrower has assigned to the Lender, and to its successors and assigns, all of the Borrower’s right and title to, and interest in, the Leases, including all rights under the Leases and all benefits to be derived from them. The rights assigned include all authority of the Borrower to modifL or terminate Leases, or to exercise any remedies, and the benefits assigned include all Rents. This assignment is present and absolute, hut under the terms of the Absolute Assignment of Leases and Rents, the Lender has granted the Borrower a conditional license to collect and use the Rents, and to exercise the rights assigned, in a manner consistent with the Obligations, all as more particularly set forth in the Absolute Assignment of Leases and Rents. The Lender may, however, terminate the license by written Notice to the Borrower only on certain conditions set forth in the Absolute Assignment of Leases and Rents.

16. ACCELERATION

If a Default exists, the Lender may, at its option, declare the unpaid principal balance of the Note to be immediately due and payable, together with all accrued interest on the indebtedness, all wsts of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable by the Borrower under the Note or any other Loan Document. Nevertheless, if the subject Default has arisen from a failure by the Borrower to make a regular monthly payment of principal and interest, the Lender shall not accelerate the indebtedness unless the Lender shall have given the Borrower a cure period of least three (3) Business Days following Notice of its intent to do so. If the subject Default is curable and nonmooetary in nature, the Lender shall exercise its option to accelerate only by delivering notice of acceleration to the Borrower. The Lender shall not deliver any such notice of acceleration until (a) the Borrower has received any required notice of the prospective Default and (b) any applicable cure period has expired. Except as expressly described in this Section, no notice of acceleration shall be required in order for the Lender to exercise its option to accelerate the indebtedness in the event of Default.

17. RIGHTS OF ENTRY AND TO OPERATE

1 7.1 ENTRY ON REAL PROPERTY

If a Default exists, the Lender may, to the extent permitted by law, enter upon the Real Property and take exclusive possession of the Real Property and of all books, records and accounts, all without Notice and without being guilty of trespass, but subject to the rights of tenants in possession under the Leases. If the Borrower remains in possession of all or any part of the Property after Default and without the Lender’s prior written consent, the Lender may, without Notice to the Borrower, invoke any and all legal remedies to dispossess the Borrower. Following Default, the Lender may hold, lease, manage, operate or otherwise use or permit the use of the Real Property, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as the Lender may deem to be prudent under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as the Lender deems prudent), and apply all Rents and other amounts collected by the Lender in accordance with the provisions of the Absolute Assignment of Leases and Rents.

18. RECEIVERSHIP

Following Default, the Lender may apply to a court of competent jurisdiction for the appointment of a receiver of the Property, ex parte without Notice to the Borrower, whether or not the value of the Property exceeds the Indebtedness, whether or not waste or deterioration of the Real Property has occurred, and whether or not other arguments based on equity would justify the appointment. To the extent permitted by law, the Borrower irrevocably, with knowledge and for valuable consideration, consents to such an appointment. Any such receiver shall have all the rights and powers customarily given to receivers in North Carolma, including the rights and powers granted to the Lender by this Deed of Trust, the power to maintain, lease and operate the Real Property on terms approved by the court, and the power to collect the Rents and apply them to the Indebtedness or otherwise as the court may direct. Once appointed, a receiver may at the Lender’s option remain in place until the Indebtedness has been paid in full.

19. FORECLOSURE; POWER OF SALE

Upon Default, the Lender may elect immediately to proceed with the foreclosure of the lien of this Deed of Trust, against all or part of the Property, and at the option of the Lender, the Trustee may foreclose this Deed of Trust by judicial proceedings in accordance with the laws of North Carolina, or the Lender may without further notice direct Trustee, and Trustee is authorized and empowered, in accordance with applicable law relating to nonjudicial foreclosure sales under power of sale then in effect, to foreclose the lien of this Deed of Trust, after having first given such notice of hearing as to commencement of foreclosure proceedings and obtained such findings of leave of court as may then be required by law, and after having given such notice and advertising the time and place of sale in such manner as may then be required by law, and to sell and dispose of all or any part of the Property at public auction for cash, in any sequence or order as the Lender may elect, and all the right, title, and interest of the Borrower therein, by sale at any place then authorized by law as may be specified in the notice of such sale, to the highest bidder. Upon final completion of such sale and any resales as made pursuant to law, Trustee shall execute a conveyance of the Property, or applicable portion thereof, to the purchaser. After retaining a reasonable fee, not to exceed five percent (5%) of the gross proceeds of sale, as compensation to Trustee, Trustee shall apply the proceeds of the sale as follows: first, to pay all reasonable fees, charges and costs of conducting the sale and advertising the Property, and to pay any prior liens or encumbrances unless such sale is made subject thereto, and to pay necessary costs, as well as to reimburse the Lender for its advances, to protect and maintain the Property, and to pay Impositions, in accordance herewith; second, to pay the Lender all accrued and unpaid interest under the Note, then the unpaid principal balance of the Note, and then all of the other Indebtedness; and third, the remainder of the proceeds, if any, to Grantor. The purchaser at the sale shall not be responsible for the application of the proceeds. No provision in this Deed of Trust concerning foreclosure procedures which specifies any particular actions to be taken by Trustee or the Lender shall he deemed to contradict the requirements and procedures (now or hereafter existing) of North Carolina law, and any such contradiction shall he resolved in favor of North Carolina law applicable at the time of foreclosure. The Lender may sell the Personal Property hereunder in whole or part and in any order, together with the remaining Property or separately. The Lender may hid and become the purchaser at any sale under this Deed of Trust and may apply against the purchase price all or any portion of the balance of the Indebtedness.

20. WAIVERS

To the maximum extent permitted by law, the Borrower irrevocably and unconditionally WAIVES and RELEASES any present or future rights (a) of reinstatement or redemption (b) that may exempt the Property from any civil process, (c) to appraisal or valuation of the Property, (d) to extension of time for payment, (e) that may subject the Lender’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (0 to any homestead and exemption rights provided by the Constitution and laws of the United States and of Nortb Carolina, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein), and (h) that in any way would delay or defeat the right of the Lender to cause the sale of the Real Property for the purpose of satisfying the Indebtedness. To the fullest extent permitted by law, the Borrower agrees that the price paid at a lawful foreclosure sale, whether by the Lender or by a third party, and whether paid through cancellation of all or a portion of the Indebtedness or in cash, shall conclusively establish the value of the Real Property. The foregoing waivers shall apply to and bind any party assuming the Obligations of the Borrower under this Deed of Trust.

21. EXCULPATION CLAUSE AND CARVEOUT OBLIGATIONS

The Lender agrees that it shall not seek to enforce any monetary judgment with respect to the Indebtedness evidenced by the Note against the Borrower (a) except through recourse to the Property, unless the Obligation from which the judgment arises is a Carveout Obligation, and (b) except to the extent of an aggregate of Four Million Dollars and No Cents ($4,000,000.00), unless and until the Recourse Release Conditions have been satisfied. The Carveout Obligations include (a) the obligation to repay any portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses as a result of any of the “Carveouts” (as defined below), (b) the obligation to repay the entire Indebtedness, if the Lender’s exculpation of the Borrower from personal liability under this Section has become void as set forth below, (c) the obligation to indemnify the Lender in respect of its actual damages suffered in connection with a Carveout, and (d) the obligation to defend and hold the Lender harmless from and against any claims, judgments, causes of action or proceedings arising from a Carveout. The Carveouts are:

(i) fraud or material written misrepresentation;

(ii)	waste of the Property (which shall include damage, destruction or disrepair of the Real Property caused by a willful act or grossly negligent omission. of the Borrower, but shall exclude ordinary wear and tear in the absence of gross negligence);

(iii)	misappropriation of tenant security deposits (including proceeds of tenant letters of credit), Insurance Proceeds or Condemnation Proceeds;

(iv) failure to pay property taxes, assessments or other lienable Impositions;

(v)	failure to pay to the Lender all Rents, income and profits (including any rent collected more than one month in advance, or any rent for the last month of the lease term, under any Lease in force at the time of Default), net of reasonable and customary operating expenses, received in respect of a period when the Loan is in Default;

(vi)	removal from the Real Property of fixtures or Personal Property, unless replaced in a commercially reasonable manner;

(vii)	the out-of-pocket expenses of enforcing the Loan Documents following Default, not including expenses incurred after the Borrower has agreed in writing to transfer the Real Property to the Lender by the Lender’s choice of either an uncontested foreclosure or delivery of a deed in lieu of foreclosure;

(viii)	terminating or amending a Lease other than in the ordinary course of business; and

(ix)	any liability of the Borrower under the Environmental Indemnity Agreement. The Lender’s exculpation of the Borrower from personal liability for the repayment of the Indebtedness evidenced by this Note shall be void without Notice if the Borrower (A) voluntarily transfers or creates any voluntary lien on the Property in violation of the Loan Documents, or (B) files a voluntary petition for reorganization under Title I I of the United States Code (or under any other present or future law, domestic or foreign, relating to bankruptcy, insolvency, reorganization proceedings or otherwise similarly affecting the rights of creditors), and has not offered, prior to the filing, to enter into the Lender’s choice of either an agreement to permit an uncontested foreclosure, or an agreement to deliver a deed in lieu of foreclosure within sixty (60) days of the Lender’s acceptance of the offer. After the Lender accepts such an offer, default by the Borrower in fulfilling the terms of the accepted offer shall trigger personal liability for the entire Indebtedness. No such offer shall be conditioned on any payment by the Lender, on the release of any Obligor from any Obligation, or on any other concession.

22. SECURITY AGREEMENT AND FIXTURE FILING

22.1 DEFINITIONS

"Account” shall have the definition assigned in the UCC.
“Bank” shall have the meaning assigned in the UCC.
“Chattel Paoer” shall have the definition assigned in the UCC.
“Deposit Account” shall have the definition assigned in the UCC.
“Document” shall have the definition assigned in the UCC.
“Eauioment” shall have the definition assigned in the UCC.
“Financing Statements” shall have the definition assigned in the UCC.
“General Intangibles” shall have the definition assigned in the UCC.
“Goods” shall have the definition assigned in the UCC. “Goods” include all detached Fixtures, items of Personal Property that may become Fixtures, property management files, accounting books and records, reports of consultants relating to the Real Property, site plans, test borings, environmental or geotechnical surveys, samples and test results, blueprints, construction and shop drawings, and plans and specifications.
“Instrument” shall have the definition assigned in the UCC.
“Investment Property” shall have the definition assigned in the UCC.
“Letter-of-Credit” shall have the definition assigned in the UCC.
“Letter-of-Credit Rights” shall have the definition assigned in the UCC.
“Money Collateral” means all money received in respect of Rents.
“Personal Property” means Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Goods, Instruments, General Intangibles, Investment Property, Letter-of-Credit Rights, Letters of Credit, and Money Collateral.
“Proceeds” shall have the meaning assigned in the UCC.
“UCC” means the Uniform Commercial Code as adopted in North Carolina.

22.2 CREATION OF SECURITY MEREST

This Deed of Trust shall be self-operative and shall constitute a Security Agreement pursuant to the provisions of the UCC with respect to the Personal Property. The Borrower, as debtor, hereby grants the Lender, as secured party, for the purpose of securing the Indebtedness, a security interest in the Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Equipment, Instruments, General Intangibles, Investment Property, Letter-of-Credit Rights, Letters of Credit, and Money Collateral, in the accessions, additions, replacements, substitutions and Proceeds of any of the foregoing items of collateral. Upon Default, the Lender shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity, and, at the Lender’s option, the Lender may also invoke the remedies provided elsewhere in this Deed of Trust as to such Property. The Borrower and the Lender agree that the rights granted to the Lender as secured party under this Section 22 are in addition to rather than a limitation on any of the Lender’s other rights under this Deed of Trust with respect to the Property.

22.3 FILING AUTHOREATION

The Borrower irrevocably authorizes the Lender to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as the Lender in good faith deems appropriate, such financing statements and amendments as the Lender may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status.

22.4 ADDITIONAL SEARCHES AND DOCUMENTATION

The Borrower shall provide to the Lender upon request, certified copies of any searches of UCC records deemed necessary or appropriate by Lender to confirm the first-priority status of its security interest in the Personal Property, together with copies of all documents or records evidencing security interests disclosed by such searches.

22.5 COSTS

The Borrower shall pay all filing fees and costs and all reasonable costs and expenses of any record searches (or their continuations) as the Lender may require.

22.6	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER

(a) Ownership of the Personal Property

All of the Personal Property is, and shall during the term of the Loan continue to be, owned by the Borrower, and is not the subject matter of any lease, control agreement or other instrument, agreement or transaction whereby any ownership, security or beneficial interest in the Personal Property is held by any person or entity other than the Borrower, subject only to (1) the Lender’s security interest, (2) the rights of tenants occupying the Property pursuant to Leases approved by the Lender, and (3) the Permitted Encumbrances.

(b) No Other Identity

The Borrower represents and warrants that the Borrower has not used or operated under any other name or identity for at least five (5) years. The Borrower covenants and agrees that Borrower will furnish Lender with notice of any change in its name, form of organization, or state of organization within thirty (30) days prior to the effective date qf any such change.

(c) Location of Equipment

All Equipment is located upon the Land.

(d) Removal of Goods

The Bonower will not remove or permit to he removed any item included in the Goods from the Land, unless the same is replaced immediately with unencumbered Goods (1) of a quality and value equal or superior to that which it replaces and (2) which is located on the Land. All such replacements, renewals, and additions shall become and be immediately subject to the security interest of this Deed of Trust.

(e) Proceeds

The Borrower may, without the Lender’s prior written consent, dispose of Goods in the ordinary course of business, provided that, following the disposition, the perfection of the Lender’s security interest in the Proceeds of the disposition will continue under $9-315 (d) of the UCC. The Borrower shall not, without the Lender’s prior written consent, dispose of any Personal Property in any other manner, except in compliance with Paragraph (d) of this Subsection 22.6.

22.7 FIXTURE FILING

This Deed of Trust constitutes a financing statement filed as a fixture filing in the Official Records of the Register of Deeds of Mecklenburg County, North Carolina, with respect to any and all fixtures comprising Property. The “debtor” is Braemar Housing Limited Partnership, a limited partnership organized under Ohio law; the “secured party” is Transamerica Occidental Life Insurance Company, an Iowa corporation; the collateral is as described in Subsection 22.1 above and the granting clause of this Deed of Trust; and the addresses of the debtor and secured party are the addresses stated in Subsection 26.13 of this Deed of Trust for Notices to such parties. The organizational identification number of the debtor is LP13929. The owner of record of the Real Property is Braemar Housing Limited Partnership.

23. ENVIRONMENTAL MATTERS

23.1 REPRESENTATIONS

The Borrower represents as follows:

(a) No Hazardous Substances

To the best of the Borrower’s knowledge as a duly diligent property owner, and except as disclosed in the ESA, no release of any Hazardous Substance has occurred on or about the Real Property in a quantity or at a concentration level that (i) violates any Environmental Law, or (ii) requires reporting to any regulatory authority or may result in any obligation to remediate under any Environmental Law.

(b) Compliance with Environmental Laws

The Real Property and its current use and presently anticipated uses comply with all Environmental Laws, including those requiring permits, licenses, authorizations, and other consents and approvals.

(c) No Actions or Proceedings

No governmental authority or agency has commenced any action, proceeding or investigation based on any suspected or actual violation of any Environmental Law on or about the Real Property. To the best of the Borrower’s knowledge as a duly diligent property owner, no such authority or agency has threatened to commence any such action, proceeding, or investigation.

23.2 ENVIROMNTAL COVENANTS

The Borrower covenants as follows:

(a) Compliance with Environmental Laws

The Borrower shall, and the Borrower shall cause all employees, agents, contractors, and tenants of the Borrower and any other persons present on or occupying the Real Property to, keep and maintain the Real Property in compliance with all Environmental Laws.

(b) Notices, Actions and Claims

The Borrower shall immediately advise the Lender in writing of (i) any notices from any governmental or quasi-governmental agency or authority of violation or potential violation of any Environmental Law received by the Borrower, (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any Environmental Law, (iii) all claims made or threatened by any third party against the Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances, and (iv) discovery by the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that creates a foreseeable risk of contamination of the Real Property by or with Hazardous Substances.

23.3 THE LENDER’S RIGHT TO CONTROL CLAIMS

The Lender shall have the right (but not the obligation) to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Substances and to have its related and reasonable attorneys’ and consultants’ fees paid by the Borrower upon demand.

23.4 INDEMNIFICATION

The Borrower shall be solely responsible for, and shall indemnify, defend, and hold harmless the Lender, the Trustee, and their respective directors, officers, employees, agents, successors and assigns, from and against, any claim, judgment, loss, damage, demand, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the date of this Deed of Trust) of Hazardous Substances on, in, under or about the Real Property (whether by the Borrower, a predecessor in title, any tenant, or any employees, agents, contractor or subcontractors of any of the foregoing or any third persons at any time occupying or present on the Real Property), including: (i) personal injury; ii) death; (iii) damage to property; (iv) all consequential damages; (v) the cost of any required or necessary repair, cleanup or detoxification of the Real Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (vi) damage to any natural resources; and (vii) all reasonable costs and expenses incurred by the Lender or the Trustee in connection with clauses (i) through (vi), including reasonable attorneys’ and consultants’ fees; provided. however, that nothing contained in this Section shall be deemed to preclude the Borrower from seeking indemnification from, or otherwise proceeding against, any third party including any tenant or predecessor in title to the Real Property, and further provided that this indemnification will not extend to matters caused by the Lender’s gross negligence or willful misconduct, or arising from a release of Hazardous Substances which occurs after the Lender has taken possession of the Real Property, so long as the Borrower has not caused the release through any act or omission. The covenants, agreements, and indemnities set forth in this Section shall be binding upon the Borrower and its heirs, personal representatives, successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Borrower’s granting of a deed to the Real Property. Payment shall not be a condition precedent to this indemnity. Any costs or expenses incurred by the Lender or the Trustee for which the Borrower is responsible or for which the Borrower has indemnified the Lender shall be paid to the Lender on demand, with interest at the Default Rate from the date incurred by the Lender until paid in full, and shall be secured by this Deed of Tmst. Without the prior written consent of the Lender, the Borrower shall not enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to Hazardous Substances. The Lender agrees that it shall not unreasonably delay its consideration of any written request for its consent to any such settlement agreement, consent decree, or other compromise once all information, reports, studies, audits, and other documentation have been submitted to the Lender.

23.5 ENVIRONMENTAL AUDITS

If a Default exists, or at any time the Lender has reason to believe that a release of Hazardous Substances may have occurred or may be likely to occur, the Lender may require that the Borrower retain, or the Lender may retain directly, at the sole cost and expense of the Borrower, a licensed geologist, industrial hygienist or an environmental consultant acceptable to the Lender to conduct an environmental assessment or audit of the Real Property. In the event that the Lender makes a reasonable determination of the need for an environmental assessment or audit, the Lender shall inform the Borrower in writing that such a determination has been made and, if requested to do so by the Borrower, give the Borrower a written explanation of that determination before the assessment or audit is conducted. The Borrower shall afford any person conducting an environmental assessment or audit access to the Real Property and all materials reasonably requested. The Borrower shall pay on demand the cost and expenses of any environmental consultant engaged by the Lender under this Subsection. The Borrower shall, at the Lender’s request and at the Borrower’s sole cost and expense, take such investigative and remedial measures the Lender determines to be necessary to address any condition discovered by the assessment or audit so that (i) the Real Property shall be in compliance with all Environmental Laws, (ii) the condition of the Real Property shall not constitute any identifiable risk to human health or to the environment, and (iii) the value of the Real Property shall not be affected by the presence of Hazardous Substances.

24. CONCERNING THE TRUSTEE

The Trustee will not be liable for any error of judgment or act, or be otherwise responsible or accountable under any circumstances. If the Trustee or anyone acting by virtue of the Trustee’s powers enters the Real Property, the Trustee will not be personally liable for debts contracted or for liability or damages incurred in the management or operation of the Real Property. The Trustee will have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by the Trustee or believed by the Trustee in good faith to be genuine. The Trustee will be entitled to reimbursement from the Borrower for expenses actually incurred by the Trustee in the performance of the Trustee’s duties and to reasonable compensation for services rendered following Default, which, in the event of a nonjudicial foreclosure sale, shall not exceed five percent (5%) of the gross proceeds of the sale. The Borrower shall, from time to time, save and hold the Trustee harmless from and against any and ail loss, cost, liability, damage and expense whatsoever incurred by the Trustee in the performance of the Trustee’s duties.

24.2 RETENTION OF MONEY

All money received by the Trustee must, until used or applied, be held in trust for the purposes for which it was received, but need not be segregated in any manner from any other money (except to the extent required by law) and the Trustee will have no liability for interest on any money received.

24.3 SUCCESSOR TRUSTEES

The Trustee may resign by giving notice of such resignation in writing to the Lender. If the Trustee dies, resigns or becomes disqualified from acting in the execution of this Trust or fails or refuses to exercise the same when requested by the Lender so to do or if for any reason and without cause the Lender prefers to appoint a substitute trustee to act instead of the original Trustee, or any prior successor or substitute trustee, the Lender will have full power to appoint a substitute trustee and, if preferred, several substitute trustees in succession who shall succeed to all the estates, rights, powers and duties of the Trustee. Any new Trustee appointed will, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of the Trustee’s predecessor. Upon the written request of the Lender or of any successor trustee, the former Trustee shall execute and deliver an instrument transferring to such successor Trustee all the estates, properties, rights, powers and trusts of the former Trustee, and shall duly assign, transfer and deliver any of the property and money held by the former Trustee to the successor Trustee so appointed in the former Trustee’s place.

24.5 PERFORMANCE OF DUTIES BY AGENTS

The Trustee may authorize one or more parties to act on the Trustee’s behalf to perform the Trustee’s ministerial functions, including, without limitation, the transmittal and posting of any notices.

25. SECONDARY MARKET

25.1 DISSEMINATION OF INFORMATION

In connection with any transfer of the Loan, the Lender may forward all documents and information that the Lender deems necessary or desirable concerning the Loan, including the financial statements of any Obligor, and such other information as may be reasonably related to the Obligors, the Property or the Leases to any:

(a) transferee or prospective transferee of the Loan;
(b) Rating Agency rating the Loan, a Participation, or Securities; or

(c)	purchaser, transferee, assignee, servicer, participant, investor in any securitization and each prospective investor and the advisor of each of he foregoing, all documents and information which Lender now has or may hereafter acquire relating to the Loan, to any Obligor and to the Real Property, as Lender determines necessary or desirable.

The Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including any right of privacy.

25.2 COOPERATION

The Borrower, any guarantor and any Carveout Obligor agree to cooperate with the Lender in connection with any transfer of the Loan or any Participation or Securities. The Borrower agrees to provide to the Lender or to any persons to whom the Lender may disseminate such information, at the Lender’s request, financial statements of Obligors, an estoppel certificate and such other documents as may be reasonably related to the Obligors, the Property, or the Leases

25.3 ADDTIONAL FINANCIAL INFORMATION

If a decision is made to include the Loan in a Securitization and the amount of the Loan would exceed 20% of the amount estimated in good faith to be raised in the offering, the Borrower agrees to provide, to the extent required by SEC Regulation S-X Rule 3-14, and to the extent not previously supplied to Lender, financial statements for the Real Property in respect of the three years prior to the Securitization. If the amount of the Loan would exceed 10% (but not 20%) of the amount estimated in good faith to be raised by the offering, the Borrower agrees to provide such additional property-related financial information as the Lender may request in order to meet then-applicable SEC rules in connection with the contemplated manner of the offering.

25.4 RESERVES/ESCROWS

If Participations are granted or Securities issued in connection with the Loan, all finds held by the Lender in escrow or as reserves in accordance with the Loan Documents may, at the Lender’s discretion, be deposited in “eligible accounts” at “eligible institutions” and invested in “permitted investments” as then defined and required by the Rating Agencies.

26. MISCELLANEOUS

26.1 SUCCESSORS AND ASSIGNS

All of the terms of the Loan Documents shall apply to, be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Obligors, or to the holder of the Note, as the case may be.

26.2 SURVIVAL OF OBLIGATIONS

Each and all of the Obligations shall continue in full force and effect until the latest of (a) the date the Indebtedness has been paid in full and the Obligations have been performed and satisfied in full, (b) the last date permitted by law for bringing any claim or action with respect to which the Lender may seek payment or indemnification in connection with the Loan Documents, and (c) the date on which any claim or action for which the Lender seeks payment or indemnification is fully and finally resolved and, if applicable, any compromise thereof ofjudgment or award thereon is paid in fill.

26.3 FURTHER ASSURANCES

The Borrower, upon the request of the Lender or the Trustee, shall complete, execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary to cany out more effectively the purposes of this Deed of Trust, to subject any property intended to be covered by this Deed of Trust to the liens and security interests it creates, to place third parties on notice of those liens and security interests, or to correct any defects which may be found in any Loan Document.

26.4 RIGHT OF INSPECTION

The Lender shall have the right from time to time, upon reasonable advance notice to the Borrower, to enter onto the Real Property for the purpose of inspecting and reporting on its physical condition, tenancy and operations.

26.5 EXPENSE INDEMNIFICATION

The Borrower shall pay all filing and recording fees, documentary stamps, intangible taxes, and all expenses incident to the execution and acknowledgment of this Deed of Trust, the Note or any of the other Loan Documents, any supplements, amendments, renewals or extensions of any of them, or any instrument entered into under Subsection 26.3. The Borrower shall pay or reimburse the Lender, upon demand, for all costs and expenses, including appraisal and reappraisal costs of the Property and reasonable attorneys’ and legal assistants’ fees, which the Lender may incur in connection with enforcement proceedings under the Note, this Deed of Trust, or any of the other Loan Documents (including all fees and costs incurred in enforcing or protecting the Note, this Deed of Trust, or any of the other Loan Documents in any bankruptcy proceeding), and attorneys’ and legal assistants’ fees incurred by the Lender in any other suit, action, legal proceeding or dispute of any kind in which the Lender is made a party or appears as party plaintiff or defendant, affecting the Indebtedness, the Note, this Deed of Trust, any of the other Loan Documents, or the Property, or required to protect or sustain the lien of this Deed of Trust. The Borrower shall be obligated to pay (or to reimburse the Lender) for such fees, costs and expenses and shall indemnify and hold the Lender and the Trustee harmless from and against any and all loss, cost, expense, liability, damage and claims and causes of action, including attorneys’ fees, incurred or accruing by reason of the Borrower’s failure to promptly repay any such fees, costs and expenses. If any suit or action is brought to enforce or interpret any of the terms of this Deed of Trust (including any effort to modify or vacate any automatic stay or injunction, any trial, any appeal, any petition for review or any bankruptcy proceeding), the Lender shall be entitled to recover all expenses reasonably incurred in preparation for or during the suit or action or in connection with any appeal of the related decision, whether or not taxable as costs. Such expenses include reasonable attorneys’ fees, witness fees (expert or othenvise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including the costs of searching records, obtaining title reports, appraisals, environmental assessments, surveying costs, title insurance premiums, trustee fees, and other reasonable attorneys’ fees, incurred by the Lender that are necessary at any time in the Lender’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Note.

26.6 GENERAL INDEMNIFICATION

The Borrower shall indemnify, defend and hold the Lender harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Real Property or the Indebtedness and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including the Lender’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may he asserted against, imposed on or incurred by the Lender in connection with the Indebtedness, this Deed of Trust, the Real Property or any part thereof, or the operation, maintenance and/or use thereof, or the exercise by the Lender of any rights or remedies granted to it under this Deed of Trust or pursuant to applicable law; provided, however, that nothing herein shall be construed to obligate the Borrower to indemnify, defend and hold harmless the Lender from and against any of the foregoing which is imposed on or incurred by the Lender by reason of the Lender’s willful misconduct or gross negligence.

26.7 RECORDING AND FILING

The Borrower shall cause this Deed of Trust and all amendments, supplements, and substitutions to be recorded, filed, re-recorded and re-filed in such manner and in such places as the Lender may reasonably request. The Borrower will pay all recording filing, re-recording and re-filing taxes, fees and other charges.

26.8 NO WAIVER

No deliberate or unintentional failure by the Lender to require strict performance by the Borrower of any Obligation shall be deemed a waiver, and the Lender shall have the right at any time to require strict performance by the Borrower of any Obligation.

26.9 COVENANTS RUNNING WITH THE LAND

All Obligations are intended by the parties to he and shall be construed as covenants running with the Land.

26.10 SEVERABILITY

The Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall nevertheless be construed and given effect to the extent possible. The invalidity or unenforceability of any provision in a particular jurisdiction shall neither invalidate nor render unenforceable any other provision of the Loan Documents in that jurisdiction, and shall not affect the validity or enforceability of that provision in any other jurisdiction. If a provision is held to be invalid or unenforceable as to a particular person or under a particular circumstance, it shall nevertheless he presumed valid and enforceable as to others, or under other circumstances.

26.11 USURY

The parties intend that no provision of the Note or the Loan Documents he interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the Maximum Permitted Rate. In this regard, the Borrower and the Lender each stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. Accordingly, none of the terms of this Deed of Trust, the Note or any of the other Loan Documents shalt ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Permitted Rate, and the Borrower shall never be liable for interest in excess of the Maximum Permitted Rate. Therefore, (a) in the event that the Indebtedness and Obligations are prepaid or the maturity of the Indebtedness and Obligations is accelerated by reason of an election by the Lender, unearned interest shall be canceled and, if theretofore paid, shall either be refunded to the Borrower or credited on the Indebtedness, as the Lender may elect; (b) the aggregate of all interest and other charges constituting interest under applicable laws and contracted for, chargeable or receivable under the Note and the other Loan Documents or otherwise in connection with the transaction contemplated thereby shall never exceed the maximum amount of interest, nor produce a rate in excess of the Maximum Permitted Rate; and (c) if any excess interest is provided for or received, it shall be deemed a mistake, and the same shall, at the option of the Lender, either be refunded to the Borrower or credited on the unpaid principal amount (if any), and the Indebtedness shall be automatically reformed so as to permit only the collection of the interest at the Maximum Permitted Rate. Furthermore, if any provision of the Note or any of the other Loan Documents is interpreted, construed, applied, or enforced, in such a manner as to provide for interest in excess of the Maximum Permitted Rate, then the parties intend that such provision automatically shall be deemed reformed retroactively so as to require payment only of interest at the Maximum Permitted Rate. If, for any reason whatsoever, interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the Maximum Permitted Rate, then the amount of such excess shall be deemed credited retroactively in reduction of the then outstanding principal amount of the Indebtedness, together with interest at such Maximum Permitted Rate. The Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the Maximum Permitted Rate. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable Indebtedness, so that the interest rate is uniform throughout the full term of such Indebtedness. In connection with all calculations to determine the Maximum Permitted Rate, the parties intend that all charges be excluded to the extent they are properly excludable under applicable usury laws, as they from time to time are determined to apply to this transaction. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the Borrower and the Lender.

26.12 ENTIRE AGREEMENT

The Loan Documents contain the entire agreements between the parties relating to the financing of the Real Properly, and all prior agreements which are not contained in the Loan Documents, other than the Environmental Indemnity Agreement, are terminated. The Loan Documents represent the fmal agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments executed by the party against whom enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall be null and void.

26.1 3 NOTICES

In order for any demand, consent, approval or other communication to be effective under the terms of this Deed of Trust, “Notice” must be provided under the terms of this Subsection. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted by facsimile (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:

If to the Lender:

Transamerica Occidental Life Insurance Company
C/O AEGON USA Realty Advisors, Inc.
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-5443
Attn: Mortgage Loan Department
Reference: Loan #89441
Fax Number: (3 19) 369-2277

If to the Borrower:

Braemar Housing Limited Partnership
c/o Levin Development
3 103 Camden Drive
Troy, Michigan 48084
Fax Number: (248) 588-4455

with a copy of any Notice of default or acceleration to:

Kenneth F. Silver
Hertz, Schram & Saretsky, P.C.
1760 South Telegraph Road, Suite 300
Bloomfield Hills, Michigan 48302
Fax Number: (248) 335-3346

If to the Trustee:

J. Lindsay Stradley, Jr.
945 East Paces Ferry Road, Suite 2700
Atlanta, Georgia 30326-1380
Fax Number: (404) 923-9099

Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by facsimile will be deemed delivered when a legible copy has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the date of the first attempted delivery (whether or not actually received). The Lender, the Trustee or the Borrower may change its address for Notice by giving at least fifteen (15) Business Days’ prior Notice of such change to the other parties.

26.14 COUNTERPARTS

This Deed of Trust may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

26.15 CHOICEOFLAW

This Deed of Trust shall be interpreted, construed, applied, and enforced according to, and will be governed by, the laws of North Carolina, without regard to any choice of law principle which, but for this provision, would require the application of the law of another jurisdiction and regardless of where executed or delivered, where payable or paid, where any cause of action accrues in connection with this transaction, where any action or other proceeding involving the Loan is instituted, or whether the laws of North Carolina otherwise would apply the laws of another jurisdiction.

26.1 6 FORUM SELECTION

The Borrower agrees that the sole and exclusive forum for the determination of any action relating to the validity and enforceability of the Note, this Deed of Trust and the other Loan Documents, and any other instruments securing the Note shall be either in an appropriate wurt of the State of North Carolina or the applicable United States District Court.

26.17 SOLE BENEFIT

This Deed of Trust and the other Loan Documents have been executed for the sole benefit of the Borrower, the Trustee, Guarantors and the Lender and the successors and assigns of the Lender. No other party shall have rights thereunder or be entitled to assume that the parties thereto will insist upon strict performance of their mutual obligations hereunder, any of which may be waived from time to time. Neither the Borrower nor Guarantors shall have any right to assign any of its rights under the Loan Documents to any party whatsoever.

26.18 RELEASE OF CLAIMS

To the fullest extent permitted by applicable laws, the Borrower hereby RELEASES, DISCHARGES and ACQUITS forever the Lender and the Trustee and their officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by the Borrower, if later). As used herein, the term “Claim” shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys’ fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

26.19 NO PARTNERSHIP

Nothing contained in the Loan Documents is intended to create any partnership, joint venture or association between the Borrower and the Lender, or in any way make the Lender a co-principal with the Borrower with reference to the Property.

26.20 PAYOFF PROCEDURES

If the Borrower pays or causes to be paid to the Lender all of the Indebtedness, then the Trustee’s interest in the Real Property shall cease, and upon receipt by the Lender of such payment, the Lender shall release this Deed of Trust.

26.2 1 SURVIVAL OF COMMRMENT TERMS

The Commitment shall survive the execution of this Deed of Trust and the other Loan Documents. Any term of the Commitment that has been inadvertently omitted from the Loan Documents is hereby incorporated in this Deed of Trust by reference. If any term of the Commitment conflicts with a provision of this Deed of Trust that addresses the same subject, the terms of this Deed of Trust shall prevail. Any provision of the Commitment which specifically states that it shall survive the closing of the Loan shall so survive, and is hereby incorporated in this Deed of Trust by reference.

26.22 FUTURE ADVANCES

This Deed of Trust secures (a) all present and future loan disbursements made by the Lender under the Note, and (b) all other sums from time to time owing to the Lender under the Loan Documents. The amount of the present disbursement secured hereby is $10,000,000, and the maximum principal amount which may be secured hereby at any one time is $20,000,000. The time period within which such future disbursements are to be made is the period between the date of this Deed of Trust and the date which is ten (10) years from the date of this Deed of Trust. Disbursements secured hereby shall not be required to be evidenced by a “written instrument or notation” as described in Section 45-68 (2) of the North Carolina General Statutes, it being the intent of tbe parties that the requirements of Section 45-68 (2) for a “written instrument or notation” for each advance shall not be applicable to disbursements made under the Deed of Trust and Note.

26.23 INTERPRETATION

(a) Headings and General Application

The section, subsection, paragraph and subparagraph headings of this Deed of Trust are provided for convenience of reference only and shall in no way affect, modify or define, or be used in construing, the text of the sections, subsections, paragraphs or subparagraphs. If the text requires, words used in the singular shall be read as including the plural, and pronouns of any gender shall include all genders.

(b) Sole Discretion

The Lender may take any action or decide any matter under the terms of this Deed of Trust or of any other Loan Document (including any consent, approval, acceptance, option, election or authorization) in its sole and absolute discretion, for any reason or for no reason, unless the related Loan Document contains specific language to the contrary. Any approval or consent that the Lender might withhold may be conditioned in any way.

(c) Result of Negotiations

This Deed of Trust results from negotiations between the Borrower and the Lender and from their mutual efforts. Therefore, it shall be so construed, and not as though it had been prepared solely by the Lender.

(d) Reference to Particulars

The scope of a general statement made in this Deed of Trust or in any other Loan Document shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of a Loan Document contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”

26.24 JOINT AND SEVERAL LIABILITY

If there is more than one individual or entity executing this Deed of Trust as the Borrower, liability of such individuals and entities under this Deed of Trust shall be joint and several.

26.25 TIME OF ESSENCE

Time is of the essence of each and every covenant, condition and provision of this Deed of Trust to be performed by the Borrower.

26.26 RENEWAL, EXTENSION, MODIFICATION AND WAIVER

The Lender, at its option, may at any time renew or extend this Deed of Trust, the Note or any other Loan Document. The Lender may enter into a modification of any Loan Document or of the Environmental Indemnity Agreement without the consent of any person not a party to the document being modified. The Lender may waive any covenant or condition of any Loan Document or of the Environmental Indemnity Agreement, in whole or in part, at the request of any person then having an interest in the Property or in any way liable for any part of the Indebtedness. The Lender may take, release, or resort to any security for the Note and the Obligations and may release any party primarily or secondarily liable on any Loan Document or on the Environmental Indemnity Agreement, all without affecting any liability not expressly released in writing by the Lender.

26.27 CUMULATNREE MEDIES

Every right and remedy provided in this Deed of Trust shall be cumulative of every other right or remedy of the Lender, whether conferred by law or by grant or contract, and may be enforced concurrently with any such right or remedy. The acceptance of the performance of any obligation to cure any Default shall not he construed as a waiver of any rights with respect to any other past, present or future Default. No waiver in a particular instance of the requirement that any Obligation be performed shall be construed as a waiver with respect to any other Obligation or instance. Furthermore, the Borrower hereby waives any rights or remedies on account of any extensions of time, releases granted, or other dealings between the Lender and any subsequent owner of the Property as such activities are contemplated or otherwise addressed in N.C. Gen. Stat. Sections 45-45.1 or any similar or subsequent law.

26.28 NO OBLIGATION TO MARSHAL ASSETS

No holder of any deed of trust, security interest or other encumbrance affecting all or any portion of the Real Property, which encumbrance is inferior to the title and security title of this Deed of Trust, shall have any right to require the Lender to marshal assets.

26.29 TRANSFER OF OWNERSHIP

The Lender may, without notice to the Borrower, deal with any person in whom ownership of any part of the Real Property has vested, without in any way vitiating or discharging the Borrower from liability for any of the Obligations.

IN WITNESS WHEREOF, the Borrower has caused this Deed of Trust to be duly executed under seal as of the date first above written.

BRAEMAR HOUSING LIMITED
PARTNERSHIP, an Ohio limited partnership

[SEAL]

By:	Treybum Housing, LLC, an Ohio
limited liability company, its sole
General Partner [SEAL]
	By:	LPS Investments, L.L.C., a Michigan limited liability company, its sole Managing Member [SEAL]
By: /s/ Phillip I. Levin[SEAL]

Phillip I. Levin, Manager

STATEOF Michigan

COUNTY OF Oakland

I, Shelly M. Rayment, Notary Public of the County and State aforesaid, do hereby certify that Phillip I. Levin personally came before me this day and after being duly sworn, said that he is the Manager of LPS Investments, L.L.C., a Michigan limited liability company, which is the sole Managing Member of Treyburn Housing, LLC, an Ohio limited partnership, which is the sole General Partner of Braemar Housing Limited Partnership, an Ohio limited partnership, and that this instrument was signed and sealed by him, on behalf of the aforementioned limited liability companies and limited partnership by their authority duly given, and further acknowledged this instrument to be the act and deed of the aforementioned limited liability companies and limited partnership.

WITNESS my hand and official stamp or seal, this 25 day of      May     , 2005.

_/s/ Shelly M. Rayment

Notary Public

My Commission Expires:

[SHELLY M. RAYMENT

NOTARY PUBLIC STATE OF MICHIGAN GENESSEE COUNTY
ACTING IN:
OAKLAND COUNTY
MY COMMISSION EXP. JUNE 27, 2005]

EXHIBIT A

THE LAND

That certain tract located in Long Creek Township, Mecklenburg County, North Carolina, and being more particularly described as follows:

Beginning at a found #4 rebar along the southern right-of-way line of Vance Road (SR 21 13), a 60’ public right-of-way, a common comer with Russell Kakaley (Deed Book 4263 Page 175); thence with the west line of Russell Kakaley the following three (3) courses: 1) S 37°41’42” W 188.44 feet to a found iron pipe; 2) S 24’01’37” W 445.09 feet to a found 314” square pipe; 3) S 27o46’39” W 11 1.27 feet to a found #4 rebar, a common comer with Russell Kakaley and Floreine F. Burt Family Limited Partnership (Deed Book 10993 Page 139); thence with the west line of Floreine F. Burt Family Limited Partnership the following two (2) courses: 1) S 03“3 1’39” E 173.20 feet to a found #4 rebar; 2) S 13°36’32” E 110.76 feet to a set #4 rebar, a common comer with area dedicated to Mecklenburg County Greenways from Braemar Housing Limited Partnership (Map Book 34 Page 312); thence along the north line of area dedicated to Mecklenburg County Greenways from Braemar Housing Limited Partnership the following three (3) courses: 1) S 39’25’26” W 93.98 feet to a set #4 rebar; 2) S 83°51’31” W 84.36 feet to a set #4 rebar; 3) S 55°59’02” W 88.93 feet to a found #4 rebar along the east line of Towne Meadows at Treyburn — Phase 2 (Map Book 29 Page 123); thence with the east line of Towne Meadows at Treyburn — Phase 2 the following five (5) courses: 1) N 20°06’40” W 33.87 feet to a found #5 rebar; 2) N 28°34’49” W 62.39 feet to a found #4 rebar; 3) N 77’53’39” W, passing a found #4 rebar at 107.42 feet, a total distance of 128.43 feet to a found #4 rebar; 4) N 2X028’1 1” W 172.88 feet to a found #4 rebar; 5) N 48°44’20” W, passing a found #4 rebar at 155.83 feet, a total distance of 241.22 feet to a found #4 rebar along the southeastem right-of-way line Treyburn Drive (Map Book 26 Page 680), a public right-of-way (width varies); thence with the southeastern right-of-way line of Treyburn Drive the following eight (8) courses: 1) N 35o23’59” E 398.48 feet to a set #4 rebar; 2) with the arc of a circular curve to the right having a radius of 570.00 feet, an arc length of 339.85 feet and a chord bearing and distance of N 52o29’36” E 334.84 feet to a set #4 rebar; 3) with the arc of a circular curve to the right having a radius of 562.50 feet, an arc length of 50.60 feet and a chord bearing and distance of N 75°18’27” E 50.59 feet to a set #4 rebar; 4) N 77°53’05” E 61.18 feet to a set #4 rebar; 5) with the arc of a circular curve to the left having a radius of 1010.00 feet, an arc length of 51.03 feet and a chord bearing and distance of N 76°09’03” E 51.02 feet to a set masonry nail in sidewalk; 6) N 74°42’12” E 48.10 feet to a set #4 rebar; 7) with the arc of a circular curve to the left having a radius of 737.50 feet, an arc length of 219.55 feet and a chord bearing and distance of N 66°10’30” E 218.74 feet to a set #4 rebar; 8) with the arc of a circular curve to the right having a radius of 35.00 feet, an arc length of 54.85 feet and a chord bearing and distance of S 77o27’32” E 49.41 feet to a set #4 rebar along the southern right of way line of the aforesaid Vance Road; thence with the southern right of way of Vance Road along the arc of a circular curve to the left having a radius of 666.62 feet, an arc length of 18.55 feet and a chord bearing and distance of S 33°21’40” E 18.55 feet to the Point of Beginning, containing 10.922 acres and being the same property conveyed to Braemar Housing Limited Partnership in Deed Book 10139 Page 209 and recorded in Mecklenburg County Register of Deeds.